EXHIBIT 4.01

CREDIT AGREEMENT

among

NORTHERN STATES POWER COMPANY;

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent;

BANK ONE, NA,

as Syndication Agent;

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

Closing Date: May 16, 2003

$275,000,000 Revolving Credit Facility

WELLS FARGO BANK, NATIONAL ASSOCIATION
and
BANC ONE CAPITAL MARKETS, INC.,
Co-Lead Arrangers

-ii-

-iii-

CREDIT AGREEMENT

Dated as of May 16, 2003

Northern States Power Company, a Minnesota corporation; the Banks, as defined below; and Wells Fargo Bank, National Association, a national banking association, as administrative agent for the Banks; agree as follows:

ARTICLE I
Definitions

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

“Accounting Practices Change” means any change in the Borrower’s accounting practices that is permitted or required under the standards of the Financial Accounting Standards Board.

“Acquisition Target” means any Person becoming a Subsidiary of the Borrower after the date hereof; any Person that is merged into or consolidated with the Borrower or any Subsidiary of the Borrower after the date hereof; or any Person with respect to whom all or a substantial part of that Person’s assets are acquired by the Borrower or any Subsidiary of the Borrower after the date hereof.

“Act” means the Securities Act of 1933, as amended.

“Additional Bank” means a financial institution that becomes a Bank pursuant to the procedures set forth in Section 8.10.

“Advance” means an advance by the Banks to the Borrower pursuant to Article II.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 25% or more of the voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means Wells Fargo acting in its capacity as administrative agent for itself and the other Banks hereunder.

“Agreement” means this Credit Agreement, as it may be amended, modified or restated from time to time in accordance with Section 9.2.

“Assignment Certificate” has the meaning set forth in Section 8.10.

“Authorizing Order” means any order of the MPUC or any other regulatory body having jurisdiction over the Borrower or the Parent authorizing and/or restricting the indebtedness that may be created from time to time hereunder (whether on account of Advances, Letters of Credit or otherwise) or under the Bonds.

“Banks” means Wells Fargo, acting on its own behalf and not as Agent, each of the undersigned banks and any financial institution that becomes a Bank pursuant to the procedures set forth in Section 8.10, collectively.

“Base Rate” means, at any time, the greater of:

(a)	the Prime Rate,

or

(b)	the Federal Funds Rate, plus 50 basis points (0.50%).

“Bonds” means the First Mortgage Bonds, Series due 2004, extendible through 2006, issued under the First Mortgage Indenture.

“Borrower” means Northern States Power Company, a Minnesota corporation and a party to this Agreement.

“Borrowing” means a borrowing under Article II consisting of Advances made to the Borrower at the same time by each of the Banks severally.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Rate Fundings, a day (other than a Saturday or Sunday) on which banks generally are open in Minnesota and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Minnesota and New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” means any lease that in accordance with GAAP should be capitalized on the balance sheet of the lessee thereunder.

“Cash Collateral Account” means an interest-bearing account maintained with the Agent in which funds are deposited pursuant to Section 2.7(g) or Section 7.2(c).

“Change of Control” means, with respect to any corporation, either (i) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the SEC, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the then-outstanding voting capital stock of such corporation; or (ii) a change in the composition of the board of directors of such corporation or any corporate parent of such corporation such that continuing directors cease to constitute more than 50% of such board of directors. As used in this definition, “continuing directors” means, as of any date, (i) those members of the board of directors of the applicable corporation who assumed office prior to such date, and (ii) those members of the board of directors of the applicable corporation who assumed office after such date and whose appointment or nomination for election by that corporation’s shareholders was approved by a vote of at least 50% of the directors of such corporation in office immediately prior to such appointment or nomination.

“Commitment” means, with respect to each Bank, that Bank’s commitment to make Advances and participate in Letters of Credit pursuant to Article II.

“Commitment Amount” means, with respect to each Bank, the amount set forth opposite that Bank’s name in Exhibit A or on any Assignment Certificate, unless said amount is reduced pursuant to Section 2.10 or 2.19, in which event it means the amount to which said amount is reduced.

“Commitment Termination Date” means May 14, 2004, or such later date as may be established pursuant to Section 2.19, or the earlier date of termination in whole of the Commitments pursuant to Section 2.10 or 7.2; provided, however, that the Commitment Termination Date of any declining Bank under Section 2.19 shall be the Commitment Terminate Date in effect at the time of any extension request pursuant to such section.

“Compliance Certificate” means a certificate in substantially the form of Exhibit C, or such other form as the Borrower and the Banks may from time to time agree upon in writing, executed by the chief financial officer or treasurer of the Borrower, (i) setting forth relevant facts in reasonable detail the computations as to whether or not the Borrower is in compliance with the requirements set forth in Sections 6.8 and 6.9, (ii) stating that the financial statements delivered therewith have been prepared in accordance with GAAP, subject, in the case of interim financial statements, to year-end audit adjustments, and (iii) stating whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported or remedied and, if so, stating in reasonable detail the facts with respect thereto.

“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“EBIT” means, with respect to any period:

(i)	(A) the after-tax net income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding (B) non-operating gains and losses (including extraordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than inventory, and other non-recurring gains and losses)

plus

(ii)	the sum of the following to the extent deducted in arriving at the after-tax net income determined in clause (i)(A) of this definition (but without duplication for any item):

(A)	Interest Expense, and

(B)	income tax expense of the Borrower and its Subsidiaries.

“Effective Date” means the first date on or after the date hereof on which all conditions set forth in Section 3.1 have been satisfied.

“Eligible Lender” means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; or (c) a person controlled by, controlling, or under common control with any entity identified in clause (a) or (b) above.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1252 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended.

“Eurodollar Base Rate” means, with respect to any Interest Period, the rate per annum which appears on Reuters Screen FRBD as of approximately 11:00 a.m. London time on the date two Business Days before the commencement of such Interest Period as the rate at which dollar deposits in immediately available funds are offered on the London interbank dollar market; provided, however, that if such page is no longer available, the Eurodollar Base Rate shall be determined by the Agent on the basis of a substantially comparable source selected by the Agent and acceptable to the Required Banks.

“Eurodollar Rate” means the annual rate equal to the sum of (i) the rate obtained by dividing (a) the applicable Eurodollar Base Rate (rounded up to the nearest 1/8 of 1%) for funds to be made available on the first day of any Interest Period in an amount approximately equal to the amount for which a Eurodollar Rate has been requested and maturing at the end of such Interest Period, by (b) a percentage equal to 100% minus the Federal Reserve System reserve requirement (expressed as a percentage) imposed under Regulation D on Eurocurrency liabilities, and (ii) the Eurodollar Rate Margin.

“Eurodollar Rate Funding” means any Borrowing, or any portion of the principal balance of the Notes, bearing interest at a Eurodollar Rate.

“Eurodollar Rate Margin” means a percentage, determined as set forth in Section 2.6.

“Event of Default” has the meaning specified in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility Fee Rate” means a percentage, determined as set forth in Section 2.6.

“Federal Funds Rate” means at any time an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by it, it being understood that the Federal

Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.

“Fee Letters” means one or more separate agreements between the Borrower and the Agent, setting forth the terms of certain fees to be paid by the Borrower to the Agent for the Agent’s own behalf or for the benefit of the Banks, as more fully set forth therein.

“First Mortgage Bonds” means any bonds issued pursuant to the First Mortgage Indenture.

“First Mortgage Indenture” or “Indenture” means the First Mortgage Bond Indenture dated as of February 1, 1937 between the Borrower (by assignment from the Parent) and the Trustee, as previously amended and supplemented (including by the Restated Indenture and by the Supplemental Trust Indenture dated as of May 1, 2003) and as it may be amended and/or supplemented from time to time.

“Floating Rate” means an annual rate equal to the Base Rate, plus the Floating Rate Margin, which rate shall change when and as the Base Rate or any component of the Floating Rate Margin changes.

“Floating Rate Funding” means any Borrowing, or any portion of the principal balance of the Notes, bearing interest at the Floating Rate.

“Floating Rate Margin” means a percentage, determined as set forth in Section 2.6.

“Funded Debt” of any Person means (without duplication) (i) all indebtedness of such Person for borrowed money; (ii) the deferred and unpaid balance of the purchase price owing by such Person on account of any assets or services purchased (other than trade payables and other accrued liabilities incurred in the ordinary course of business that are not overdue by more than 180 days unless being contested in good faith) if such purchase price is (A) due more than nine months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or a similar written instrument; (iii) all Capitalized Lease obligations; (iv) all indebtedness secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person; (v) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (ii) above); (vi) indebtedness evidenced by bonds, notes or similar written instrument; (vii) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder (other than such letters of credit, bankers’ acceptances and drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (ii) above); (viii) net obligations of such Person under Swap

Contracts which constitute interest rate agreements or currency agreements; (ix) guaranty obligations of such Person with respect to indebtedness for borrowed money of another Person (including Affiliates); (x) Off-Balance Sheet Liabilities; and (xi) in the case of the Borrower, any amounts due under the TOPrS; provided, however, that in no event shall any calculation of Funded Debt of the Borrower include (y) deferred taxes, or (z) so long as the Bonds are held as security under the Pledge Agreement and have not been sold or otherwise disposed of by foreclosure, any obligation of the Borrower under the Bonds.

“GAAP” means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements of the Borrower referred to in Section 4.5, except for changes concurred in by Borrower’s independent public accountants and disclosed in Borrower’s financial statements or the notes thereto.

“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

“Interest Coverage Ratio” means, as of the end of any fiscal quarter of the Borrower, the ratio of (i) EBIT during the 4-quarter period ending on that quarter-end, to (ii) Interest Expense during such period.

“Interest Expense” means, with respect to any period, the aggregate interest expense (including capitalized interest) of the Borrower and its Subsidiaries (determined on a consolidated basis) for such period, including but not limited to the interest portion of any Capitalized Lease and interest expenses associated with the TOPrS; provided, however, that the foregoing shall be adjusted to reflect only the net effect of any interest rate swap, interest hedging transaction or other similar arrangement entered into by the Borrower or any Subsidiary to reduce or eliminate variations in its interest expenses.

“Interest Period” means, with respect to any Advance bearing interest at a Eurodollar Rate, a period of one, two, three or six months beginning on a Business Day, as elected by the Borrower.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issuing Bank” means Wells Fargo, acting as the Bank issuing Letters of Credit.

“L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit, plus (ii) amounts drawn under Letters of Credit for which the Banks have neither been reimbursed nor made any Advance.

“L/C Sublimit” means $50,000,000.

“Letter of Credit” has the meaning set forth in Section 2.7.

“Level Status” means Level I, Level II, Level III, Level IV or Level V, each as determined pursuant to Section 2.6(a).

“Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capitalized Lease, title retention contract or similar agreement.

“Loan Documents” means this Agreement, the Notes, the Fee Letters and the Pledge Agreement.

“Material Adverse Change” means a material adverse change in the business, condition (financial or otherwise), or operations of the Borrower and its Subsidiaries taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc.

“MPUC” means the Minnesota Public Utilities Commission.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Note” has the meaning set forth in Section 2.1.

“Obligations” means each and every debt, liability and obligation of every type and description arising under any of the Loan Documents which the Borrower may now or at any time hereafter owe to any Bank or the Agent, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, including but not limited to principal of and interest on the Notes and all fees due under this Agreement, any Fee Letter or any other Loan Document.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, and (iii) all Synthetic Lease Obligations of such Person.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee.

“Organizational Documents” means, (i) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (ii) with respect to any partnership, the partnership agreement of such partnership, (iii) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (iv) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.

“Outstandings” means, at any time, an amount equal to the sum of (i) the aggregate principal balance of the Notes then outstanding, and (ii) the L/C Amount then outstanding.

“Outstandings Percentage” means, at any time, the ratio (expressed as a percentage) of the aggregate Outstandings to the aggregate Commitment Amounts.

“Parent” means Xcel Energy Inc., a Minnesota corporation.

“Participating Affiliate” means, (a) with respect to any Bank, (i) an Affiliate of such Bank or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Bank or an Affiliate of such Bank and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

“Percentage” means, with respect to each Bank, the ratio of (i) that Bank’s Commitment Amount, to (ii) the aggregate Commitment Amounts of all of the Banks. For purposes of this definition only, following the Commitment Termination Date, each Bank’s Commitment Amount shall be deemed to be the principal balance outstanding of that Bank’s Note.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Borrower or any Subsidiary thereof existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person or its Subsidiaries in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or to be held by such Person, changes in the value of securities issued by such Person or its Subsidiaries in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligations to make payments on outstanding transactions to the defaulting party.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan or other plan established or maintained by the Borrower or any Subsidiary or ERISA Affiliate and covered by Title IV of ERISA.

“Pledge Agreement” means the Borrower’s Security Agreement of even date herewith, granting the Agent a security interest in the Bonds and all proceeds thereof to secure the payment of the Notes and all other present and future obligations of the Borrower to the Agent and the Banks arising under or pursuant to this Agreement, together with all amendments, modifications and restatements of such Security Agreement.

“Prime Rate” means, at any time, the rate of interest most recently announced within the Agent at its principal office as its “prime rate” or, if the Agent ceases to announce a rate so designated, any similar successor rate designated by the Agent. Such rate is one of the Agent’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as the Agent may designate.

“Prior Credit Agreement” means the Credit Agreement dated August 15, 2002 among the Borrower; the Agent; Bank of Montreal, The Bank of New York and U.S. Bank National Association, as Co-Agents thereunder; and the other “Banks” named therein, together with all amendments, modifications and restatements thereof.

“Reportable Event” means (i) a “reportable event,” described in Section 4043 of ERISA and the regulations issued thereunder, in respect of any Plan, (ii) a withdrawal from any Plan, as described in Section 4063 of ERISA, (iii) an action to terminate a Plan for which a notice is required to be filed under Section 4041 of ERISA, (iv) any other event or condition that could reasonably be expected to constitute grounds for termination by the Pension Benefit Guaranty Corporation of, or the appointment by the appropriate United States District Court of a trustee to administer, any Plan, or (v) a complete or partial withdrawal from a Multiemployer Plan as described in Sections 4203 and 4205 of ERISA.

“Required Banks” means one or more Banks (including, where relevant, Additional Banks) having an aggregate Percentage greater than 50%.

“Restated Indenture” means the Supplemental and Restated Trust Indenture between the Borrower and the Trustee dated May 1, 1988.

“Restricted Subsidiary” means a Subsidiary any of whose debts, liabilities or obligations (i) have been guarantied by the Borrower, (ii) with respect to which the Borrower is in any other manner obligated for the payment of money or otherwise to provide financial support, or (iii) are secured in whole or in part by any property of the Borrower.

“S&P” means Standard & Poors Ratings Group, a division of McGraw-Hill Corporation.

“SEC” means the Securities and Exchange Commission.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and concurrently therewith lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or substantially similar property.

“Solvent” means, with respect to any Person, that as of the date of determination (i) the fair market value of the property of such Person is (A) greater than the total liabilities (including contingent liabilities) of such Person, and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s debts as they come due, considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (iv) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Subsidiary” means (i) any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries, (ii) any partnership of which more than 50% of the partnership interest therein are directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries, and (iii) any limited liability company or other form of business organization the effective control of which is held by the Borrower, the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Swap Contracts” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic or off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment). The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP if such lease or agreement were accounted for as a Capitalized Lease.

“Tangible Net Worth” means shareholders’ equity (including preferred stock), less intangible assets included in calculating such shareholders’ equity, all determined in accordance with GAAP. For purposes of the foregoing calculation, intangible assets shall include but not be limited to the value of patents, trademarks, trade names, copyrights, licenses, premiums paid on indebtedness, good will, prepaid expenses, deferred charges and treasury stock. Tangible Net Worth with respect to the Borrower shall at all times be determined with respect to the Borrower and its Subsidiaries on a consolidated basis.

“TOPrS” means 8,000,000 shares of 7.875 percent Trust Originated Preferred Securities issued and sold on January 31, 1997 through NSP Financing I, a statutory business trust formed under Delaware law the equity securities of which are wholly owned by the Borrower.

“Total Capital” means the sum of (A) stockholders’ equity, which is the sum of common stock, premium on common stock and retained earnings and which excludes the TOPrS to the extent included in Funded Debt, and (B) Funded Debt, all determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Trustee” means BNY Midwest Trust Company, as successor trustee under the Indenture, or any successor trustee thereunder.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association and a party to this Agreement.

“Utilization Fee Rate” means a percentage, determined as set forth in Section 2.8.

Section 1.2 Times

All references to times of day in this Agreement shall be references to Minneapolis, Minnesota time unless otherwise specifically provided.

Section 1.3 Accounting Terms and Determinations

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that in the event of any Accounting Practices Change, then the Borrower’s compliance with the covenants set forth in Sections 6.8 and 6.9 shall be determined on the basis of generally accepted accounting principles in effect immediately before giving effect to the Accounting Practices Change, until such covenants are amended in a manner satisfactory to the Borrower and the Required Banks in accordance with Section 9.14 hereof.

ARTICLE II
Amount and Terms of the Loans and Letters of Credit

Section 2.1 Committed Advances.

Each Bank agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower from time to time during the period from the date hereof to and including the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding that Bank’s Commitment Amount, less that Bank’s Percentage of the sum of the then-outstanding L/C Amount. Within the limits of each Bank’s Commitment Amount, the Borrower may borrow, prepay pursuant to Section 2.11 and reborrow under this Section 2.1. The Advances made by each Bank under this Section 2.1 shall be evidenced by and repayable with interest in accordance with a single promissory note of the Borrower (each, a “Note”) payable to the order of that Bank, substantially in the form of Exhibit B hereto, dated the date hereof. The Notes shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in Section 2.3.

Section 2.2 Procedure for Making Advances.

Each Borrowing under Section 2.1 shall occur following written notice from the Borrower to the Agent or telephonic request from any person purporting to be authorized to request Advances on behalf of the Borrower. Each such notice or request shall specify (i) the date of the requested Borrowing, (ii) the amount thereof, and (iii) if any portion of such Borrowing will bear interest at a Eurodollar Rate, the Interest Period selected by the Borrower with respect thereto. Such notice or request must be received by the Agent not later than 10:00 a.m. on the day on which such Borrowing is to occur or, if all or any portion of the Borrowing will bear interest at a Eurodollar Rate, not later than three Business Days prior to the date on which such Borrowing is to occur. Concurrent with any such notice or request, the Borrower shall deliver to the Agent in writing (which may be by facsimile transmission) the certificate required by Section 3.3(b). Upon receiving a request for a Borrowing under Section 2.1, and in any event not later than 1:30 p.m. on the date that the requested Borrowing is to occur, or, if the requested Borrowing is to bear interest at a Eurodollar Rate, the close of business on the day that the request is received, the Agent will notify the Banks of the amount of the requested Borrowing, the amount of each Bank’s Advance with respect thereto, and, if applicable, the fact that the Borrower has elected a Eurodollar Rate and the Interest Period selected by the Borrower. Upon fulfillment of the applicable conditions set forth in Article III, each Bank shall remit its Percentage of the requested Borrowing to the Agent in immediately available funds. So long as a Bank receives notice of the requested Borrowing prior to 1:30 p.m. on the date that the requested Borrowing is to occur, or, if the requested Borrowing is to bear interest at a Eurodollar Rate, the close of business on the day that the request is received, that Bank will make its Advance with respect to that Borrowing available to the Agent by wire transfer of immediately available funds to the Agent not later than 4:00 p.m. on the date called for in such notice. Prior to the close of business on the day of the requested Borrowing, the Agent shall disburse such funds by crediting the same to the Borrower’s demand deposit account maintained with the Agent or in such other manner as the Agent and the Borrower may from time to time agree. The Agent shall have no obligation to disburse the requested Borrowing if any condition set forth in Article III has not been satisfied on the day of the requested Borrowing. Each Borrowing shall be in the amount of $1,000,000 or an integral multiple thereof; provided, however, that any portion of such Borrowing bearing interest at a Eurodollar Rate must be in the amount of $5,000,000 or an integral multiple of $1,000,000 greater than $5,000,000. The Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Agent. However, the Borrower shall be obligated to repay all Advances for which it actually received the moneys (including but not limited to all Advances the proceeds of which were deposited in any account of the Borrower) or in respect of which the Agent reasonably believed the person requesting the same to be authorized to do so, notwithstanding the fact that the person requesting the same was not in fact authorized so to do. Any request for an Advance shall be deemed to be a representation that the statements set forth in Section 3.3 are correct.

Section 2.3 Interest

(a) The Notes shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in this Section 2.3.

(b) Unless the Borrower elects a Eurodollar Rate pursuant to this Section, the principal balance of each Note shall bear interest at the Floating Rate.

(c) At the election of the Borrower, which may be exercised from time to time, the Borrower may request in writing or by telephone that a Eurodollar Rate be applicable for the portion of the outstanding principal balance of the Notes (including any Advance requested or to be requested) and for the Interest Period indicated by the Borrower in its request. The portion of the outstanding balance of the Notes for which a Eurodollar Rate is requested (i) must be in the amount (as to all Notes combined) of $5,000,000 or an integral multiple of $1,000,000 greater than $5,000,000, and (ii) if such request relates to Advances already outstanding, must, on the first day of the applicable Interest Period, either (1) bear interest at the Floating Rate, or (2) bear interest at a Eurodollar Rate with respect to which the Interest Period expires on such first day. In no event may the Borrower select an Interest Period extending beyond the Commitment Termination Date. A request for a Eurodollar Rate (i) must be received by the Agent before 10:00 a.m. on the day three Business Days before the first day of the proposed Interest Period (and the Agent shall give the Banks prompt notice thereof), and (ii) may not be rescinded by the Borrower after such request has been made. Subject to the terms and conditions set forth herein, the applicable Eurodollar Rate shall (subject to fluctuations in the applicable Eurodollar Rate Margin) be the interest rate applicable for the proposed Interest Period to the portion of the outstanding principal balance of the Note to which the Eurodollar Rate request related (and the remaining part of the principal balance of the Note, if any, shall continue to bear interest at the rate or rates previously applicable to such amounts). At the termination of such Interest Period, the interest rate applicable to the portion of the principal balance of the Note to which the Eurodollar Rate request was applicable shall revert to the Floating Rate unless a new Eurodollar Rate request is made by the Borrower in accordance with this Agreement. Notwithstanding anything to the contrary in this Section, (i) the Agent shall have no obligation to permit the application of a Eurodollar Rate for any Interest Period if any Bank, in its sole discretion, determines that deposits in amounts equal to the requested amount and maturing at the end of the proposed Interest Period are not readily available to such Bank from major banks in the London interbank market and (ii) without the consent of the Required Banks, the Agent will not permit the application of a Eurodollar Rate for any interest period if a Default or Event of Default has occurred and is continuing when the request for the Eurodollar Rate is made. Absent manifest error, the records of the Agent shall be conclusive evidence as to the amount of the Note bearing interest at a Eurodollar Rate, the applicable Eurodollar Rate and the date on which the Interest Period applicable to such Eurodollar Rate expires.

Section 2.4 Limitation of Outstandings.

In no event shall the aggregate Outstandings at any time exceed the aggregate amount of the Commitments.

Section 2.5 Principal and Interest Payment Dates.

(a) Interest. Interest accruing on the principal balance of the Notes shall be due and payable on the last day of each March, June, September and December and on the Commitment Termination Date. Interest accruing at a Eurodollar Rate shall be due and payable on the last day of the applicable Interest Period or, if an Interest Period is in excess of three months, on the date that is three months after the beginning of the Interest Period and after each such interest payment date thereafter, and on the last day of the Interest Period and on the Commitment Termination Date.

(b) Principal. The principal balance of the Notes shall be due and payable in full on the Commitment Termination Date.

Section 2.6 Level Status and Margins.

(a) The Borrower’s Level Status shall be determined on the basis of the rating accorded the Borrower’s First Mortgage Bonds by S&P and Moody’s, in accordance with the following table:

	Level I	Level II	Level III	Level IV	Level V

S&P	A- or better	BBB+ or better, but less than A-	BBB or better, but less than BBB+	BBB- or better, but less than BBB	Less than BBB-
Moody’s	A3 or better	Baa1 or better, but less than A3	Baa2 or better, but less than Baa1	Baa3 or better, but less than Baa2	Less than Baa3

If the ratings applied by S&P and Moody’s differ such that they do not fall within a single column in the table set forth above, (i) if the applicable columns are adjacent to each other, the Level Status in effect shall be based on the rightmost of the applicable columns, (ii) if the applicable columns are separated by a single column, the Level Status in effect shall be based on the column between those two columns, and (iii) if the applicable columns are separated by two or more columns, the Level Status in effect shall be based on the column to the immediate left of the rightmost applicable column.

(b)	In making the determinations under paragraph (a):

(i)	If either S&P or Moody’s changes the meaning or designation for its ratings referenced in paragraph (a), the criteria for Level Status in the table in paragraph (a) shall be adjusted in such manner as the Required Banks may reasonably determine to correspond with the applicable rating designations used by S&P or Moody’s, as the case may be, in effect on the date hereof.

(ii)	If either S&P or Moody’s, but not both of them, ceases to rate the Borrower’s First Mortgage Bonds, the determination in paragraph (a) shall be made on the basis of the rating accorded by whichever one continues to rate such debt.

(iii)	If neither S&P nor Moody’s rates the Borrower’s First Mortgage Bonds, the Borrower shall be deemed to be at Level Status V.

(c) The Floating Rate Margin, Eurodollar Rate Margin and Facility Fee Rate at any time shall be determined from time to time on the basis of the Borrower’s Level Status, in accordance with the following table:

	Level I	Level II	Level III	Level IV	Level V

Floating Rate Margin	0%	0%	0%	0.125%	0.650%
Eurodollar Rate Margin	0.750%	0.850%	0.950%	1.125%	1.650%
Facility Fee Rate	0.125%	0.150%	0.175%	0.250%	0.350%

(d) Upon the occurrence of any Event of Default, and so long as such Event of Default continues without written waiver thereof by the Banks, a default increment equal to 200 basis points (2.00%) shall be added to the Floating Rate Margin, Eurodollar Rate Margin and Facility Fee Rate. Inclusion of such default increment in calculating the Floating Rate Margin, Eurodollar Rate Margin and Facility Fee Rate shall not be deemed a waiver or excuse of any such Event of Default.

Section 2.7 Letters of Credit.

(a) The Borrower may from time to time request that the Issuing Bank issue one or more irrevocable standby letters of credit (each, a “Letter of Credit”) for the account of the Borrower. No Letter of Credit shall be issued if (i) the face amount of that Letter of Credit, together with the sum of the then-applicable L/C Amount and the aggregate principal balance of the Notes then outstanding, would exceed the aggregate Commitment Amounts, or (ii) the face amount of that Letter of Credit, together with the then-applicable L/C Amount, would exceed the L/C Sublimit.

(b) At least three days prior to the issuance of each Letter of Credit, the Borrower shall execute a letter of credit application and reimbursement agreement in the Issuing Bank’s standard form, as required by the Issuing Bank.

(c) Each Letter of Credit shall be issued in a form acceptable to the Issuing Bank. Unless otherwise approved by all of the Banks, no Letter of Credit shall have an initial or any renewal term ending more than one year after the date of issuance.

(d) A fee shall be due and payable to the Agent for the benefit of the Banks upon issuance of each Letter of Credit, computed at an annual rate equal to the Eurodollar Rate Margin applied to the face amount of that Letter of Credit outstanding from time to time, from and including the date of issuance of that Letter of Credit until the expiration thereof, payable in arrears on the last day of each calendar quarter and on the Commitment Termination Date and, if later, the expiration date of such Letter of Credit. In addition, the Borrower shall pay or reimburse the Issuing Bank for such additional fees as are specified in the Fee Letters and for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(e) The Borrower shall pay the amount of each draft drawn under any Letter of Credit to the Issuing Bank on demand (or, if demand is not earlier made, on the Commitment Termination Date), together with interest at the Floating Rate from the date that such draft is paid by the Issuing Bank until payment of such amount in full. The Issuing Bank shall provide notice to the Borrower of payment of the draft within one Business Day of such payment. The Issuing Bank may (at its option) charge any deposit account maintained by the Borrower with the Issuing Bank for the amount of any draft drawn under a Letter of Credit.

(f) Each Bank shall be deemed to hold a participation interest in each Letter of Credit equal to that Bank’s Percentage of the face amount of that Letter of Credit. If the Issuing Bank makes any payment pursuant to the terms of any Letter of Credit and is not promptly reimbursed, the Issuing Bank may request that each other Bank pay such Bank’s Percentage of the unreimbursed amount. Upon receipt of any such request prior to 1:30 p.m. on a Business Day, the recipient shall be unconditionally and irrevocably obligated to pay its Percentage of the unreimbursed amount to the Issuing Bank in immediately available funds prior to 3:00 p.m. on such date. Notices received after 1:30 p.m. shall be deemed to have been received on the following Business Day. If payment is not made by a Bank when due hereunder, interest on the unpaid amount shall accrue from and including the date of the Issuing Bank’s request to the date of payment at the Federal Funds Rate. After making any payment to the Issuing Bank under this subsection in connection with a particular Letter of Credit, a Bank shall be entitled to participate to the extent of its Percentage in the related reimbursements received by the Issuing Bank from the Borrower or otherwise. Upon receiving any such reimbursement, the Issuing Bank will distribute to each Bank its Percentage of such reimbursement. At the option of the Agent, payment by the Banks hereunder may be deemed an Advance in accordance with Section 2.1 and payable under the Notes.

(g) Unless otherwise agreed by each Bank in writing, the Borrower shall deposit in the Cash Collateral Account, on the fifth Business Day preceding the Commitment Termination Date, an amount equal to the then-applicable L/C Amount, less the balance (if any) then outstanding in the Cash Collateral Account.

Section 2.8 Facility and Utilization Fees.

(a) The Borrower shall pay to the Agent, for the benefit of the Banks, a facility fee at an annual rate equal to the then-applicable Facility Fee Rate applied to the aggregate amount of the Commitments outstanding hereunder from the Effective Date through the Commitment Termination Date.

(b) The Borrower shall pay to the Agent, for the benefit of the Banks, a utilization fee at an annual rate equal to the then-applicable Utilization Fee Rate applied to the average daily Outstandings. The Utilization Fee Rate in effect on any day shall be an annual rate determined on the basis of the Outstandings Percentage and Level Status on that day, in accordance with the following table:

Outstandings
Percentage/ Level
Status	33% or less	More than 33%

Level I	0%	0.125%
Level II	0%	0.125%
Level III	0%	0.125%
Level IV	0%	0.250%
Level V	0%	0.500%

(c) The facility fee and utilization fee set forth in this Section shall be due and payable quarterly in arrears on the last day of each March, June, September and December during the term of the Commitments. Any facility and utilization fees remaining unpaid on the Commitment Termination Date shall be due and payable on that date.

Section 2.9 Other Fees.

The Borrower shall pay to the Agent (i) for the benefit of the Banks, the upfront fee set forth in one of the Fee Letters, and (ii) for the Agent’s own account and not for the benefit of the Banks, certain additional fees in the amounts set forth in the Fee Letters.

Section 2.10 Termination or Reduction of the Commitment.

The Borrower shall have the right at any time and from time to time upon three Business Days’ prior notice to the Agent (which shall promptly notify the Banks) permanently to terminate the Commitments in whole or permanently to reduce the Commitment Amounts in part, without penalty or premium, provided that (i) the Commitments may not be terminated while any Advance or L/C Amount remains outstanding, (ii) each partial reduction shall be in the aggregate amount of $5,000,000 or a multiple thereof, (iii) any partial reduction of the Commitment Amounts shall be pro rata as to each Bank in accordance with that Bank’s Percentage, and (iv) no reduction shall reduce the Commitment Amounts to an amount less than the sum of the aggregate Advances and the L/C Amount outstanding (after giving effect to any prepayments of Advances to be made on or prior to the effective date of such reduction) at the time.

Section 2.11 Voluntary Prepayments.

The Borrower may prepay the Notes in whole or in part, without penalty or premium, at any time and from time to time; provided that (i) any prepayment by the Borrower hereunder shall be applied pro rata to the prepayment of each Bank’s Note, (ii) any prepayment of the full amount of Notes shall include accrued interest thereon, (iii) any prepayment of any portion of the principal balance of the Notes which, at the time of such prepayment, bears interest at a Eurodollar Rate shall be accompanied by compensation as specified in Section 2.16(b), and (iv) each prepayment of the Notes (other than prepayment of the Notes in full) shall be in the principal amount of $1,000,000 or more, except that no prepayment of any portion of the Notes bearing interest at a Eurodollar Rate may be made in a principal amount less than $5,000,000. Each partial prepayment of principal on the Notes shall be applied, first, to that portion of such Notes bearing interest at the Floating Rate, and, second, to that portion of such Notes bearing interest at a Eurodollar Rate.

Section 2.12 Computation of Interest and Fees.

All interest on Floating Rate Fundings accruing based on the Prime Rate will be calculated based on the actual days elapsed in a year of 365 or 366 days, as the case may be. All other interest and all fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.13 Payments.

All payments of principal and interest under the Notes and L/C Amounts and of the fees hereunder shall be made to the Agent in immediately available funds, without setoff or counterclaim. Payments received after noon on any day shall be deemed received on the next succeeding Business Day. The Borrower agrees that the amount shown on the books and records of each Bank as being the principal balance of that Bank’s Note, if any, shall be prima facie evidence of such principal balance. The Borrower hereby authorizes the Agent to charge against the Borrower’s account with the Agent an amount equal to the accrued interest and fees from time to time due and payable to the Agent and the Banks under the Notes or hereunder, or (at the Banks’ option) to effect a Borrowing in such amount, all without receipt of any request for such charge or Borrowing.

Section 2.14 Payment on Nonbusiness Days.

Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each case be included in the computation of payment of interest on such Note or the fees hereunder, as the case may be.

Section 2.15 Use of Advances and Letters of Credit.

The proceeds of each Borrowing, and each Letter of Credit, shall be used by the Borrower for its general corporate purposes (including commercial paper backup). Notwithstanding the foregoing, in no event shall the proceeds of any Borrowing or any Letter of Credit be used by the Borrower to finance the acquisition of 5% or more of any class of the capital stock of any corporation unless, prior to making such acquisition, the Borrower has obtained written approval for such acquisition from the board of directors of such corporation. The limitation set forth in the preceding sentence is in addition to, and not in lieu of, the restriction set forth in Section 4.9.

Section 2.16 Yield Protection; Funding Indemnification.

In addition to any interest payable on Advances made hereunder and any fees or other amounts payable hereunder, the Borrower agrees:

(a) If at any time after the date hereof any adoption of or change in any applicable law, rule or regulation or the interpretation or administration thereof by any governmental authority (including, without limitation, Regulation D of the Federal Reserve Board):

(i)	shall subject any Bank to any tax, duty or other charges with respect to this Agreement, or shall materially change the basis of taxation of payments to any Bank of the principal of or interest on any portion of the principal balance of that Bank’s Note bearing interest at a Eurodollar Rate (except for the imposition of or changes in the rate of Excluded Taxes (as defined in Section 2.17 of this Agreement)); or

(ii)	shall impose or deem applicable or increase any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (other than reserves and assessments described in clause (i)(b) of the definition of “Eurodollar Rate” and taken into account in determining the applicable Eurodollar Rate) because of any portion of the principal balance of that Bank’s Note bearing interest at a Eurodollar Rate and the result of any of the foregoing would be to increase the cost to that Bank of making or maintaining any such portion or to reduce any sum received or receivable by that Bank with respect to such portion;

then, within 30 days after demand by any Bank the Borrower shall pay that Bank such additional amount or amounts as will compensate that Bank for such increased cost or reduction. A Bank shall not make demand hereunder unless that Bank is generally imposing such increased costs on its similarly situated customers. No Bank may demand such compensation more than 90 days following the end of the Interest Period with respect to which such demand is made; provided, however, that the foregoing shall in no way limit the right of any Bank to demand compensation to the extent that such compensation relates to the retroactive application of any law, rule or regulation if such demand is made within 90 days after the adoption of or change in such law, rule or regulation. A certificate in reasonable detail of that Bank setting forth the basis for the determination of such additional amount or amounts shall be promptly submitted by that Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to such amount or amounts.

(b) The Borrower shall also compensate any Bank, upon written request by that Bank (which request shall set forth the basis for requesting such amounts), for all losses and expenses in respect of any interest or other consideration paid by that Bank to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of the Note at a Eurodollar Rate which that Bank may sustain to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds if any prepayment of any such portion occurs on a date that is not the expiration date of the relevant Interest Period or if a Borrowing or prepayment in whole or in part of an Advance bearing interest at a Eurodollar Rate fails to occur. A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how that Bank computed such loss or expense) shall be promptly submitted by that Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or expense may be computed as though that Bank acquired deposits in the London interbank market to fund that portion of the principal balance whether or not that Bank actually did so.

Section 2.17 Taxes.

(a) All payments made by the Borrower to the Agent or any Bank (herein any “Payee”) under or in connection with this Agreement or the Notes shall be made without any setoff or other counterclaim, and free and clear of and without deduction for or on account of any present or future taxes now or hereafter imposed by any governmental or other authority, except to the extent that such deduction or withholding is compelled by law. As used herein, the term “Taxes” shall include all income, excise and other taxes of whatever nature (other than taxes based on or measured by the net income of the Payee (or franchise taxes in lieu thereof) and imposed by the government or other authority of the country, state or political subdivision in which such Payee is incorporated or in which its principal executive office or the office through which the Payee is acting is located (“Excluded Taxes”)) as well as all levies, imposts, duties, charges, or fees of whatever nature. If the Borrower is compelled by law to make any such deductions or withholdings it will:

(i)	pay to the relevant authorities the full amount required to be so withheld or deducted;

(ii)	except to the extent that such deduction or withholding results from a breach by any Payee of the representations and covenants contained in Section 2.17(b) or the relevant Assignment Certificate, pay such additional amounts (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by each Payee after such deductions or withholdings (including any required deduction or withholding on such additional amounts) shall equal the amount such Payee would have received had no such deductions or withholdings been made; and

(iii)	promptly forward to the Agent (for delivery to such Payee) an official receipt or other documentation reasonably satisfactory to the Agent evidencing such payment to such authorities.

(b) If any Taxes otherwise payable by the Borrower pursuant to Section 2.17(a) are directly asserted against any Payee, such Payee may pay such Taxes and the Borrower promptly shall reimburse such Payee to the full extent otherwise required by such paragraph. The obligations of the Borrower under this Section 2.17 shall survive any termination of this Agreement. Each Bank by its execution of this Agreement represents (and each additional Bank by its execution of any Assignment Certificate pursuant to Section 8.10 shall be deemed to represent) to each other Bank, the Agent and the Borrower that if such Bank or additional Bank is organized under the laws of any jurisdiction other than the United States or any state thereof, such Bank or additional Bank has furnished to the Agent and the Borrower either U.S. Internal Revenue Service Form W-8BEN, or U.S. Internal Revenue Service Form W-8ECI, as applicable (wherein such Bank claims entitlement to complete exemption from U.S. Federal withholding tax on all interest payments hereunder).

(c) The amount that the Borrower shall be required to pay to any Bank pursuant to Section 2.17(a) or 2.17(b) shall be reduced by the amount of any offsetting tax benefit which such Bank receives as a result of the Borrower’s payment to the relevant authorities as reasonably determined by such Bank; provided, however, that (i) such Bank shall be the sole judge of the amount of such tax benefit and the date on which it is received, (ii) no Bank shall be obliged to disclose information regarding its tax affairs or tax computations, (iii) nothing herein shall interfere with a Bank’s right to manage its tax affairs in whatever manner it sees fit, and (iv) if such Bank shall subsequently determine that it has lost the benefit of all or a portion of such tax benefit, the Borrower shall promptly remit to such Bank the amount certified by such Bank to be the amount necessary to restore such Bank to the position it would have been in if no payment had been made pursuant to this Section 2.17(c).

(d) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent or the Borrower did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or properly completed, because such Bank failed to notify the Agent or the Borrower of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Bank shall indemnify the Agent or the Borrower, as applicable, fully for all amounts paid, directly or indirectly, by the Agent or the Borrower, as applicable, as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent or the Borrower, as applicable, under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent or the Borrower, as applicable, which attorneys may be employees of the Agent or the Borrower, as applicable). The obligations of the Bank under this Section 2.17(d) shall survive the payment of the Obligations and termination of this Agreement.

Section 2.18 Capital Adequacy.

If any Bank determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, that Bank may require the Borrower to pay it the amount necessary to restore its Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this Section:

(a) “Return”, for any period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by a Bank under this Agreement during such period, by (ii) the average capital that Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by that Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(b) “Capital Adequacy Rule” means any law, rule, regulation or guideline regarding capital adequacy that applies to any Bank, or the interpretation thereof by any governmental or regulatory authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(c) “Capital Adequacy Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that any Bank is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of the financial condition of that Bank.

(d) “Bank” includes (but is not limited to) the Banks, as defined elsewhere in this Agreement; any participant in the loans made hereunder (to the extent provided in Section 8.11 only); and any bank holding company with respect to any of the foregoing.

The initial notice sent by a Bank shall be sent as promptly as practicable after that Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore that Bank’s Return for the quarter in which the notice is sent and, if applicable, the preceding quarter, and shall state in reasonable detail the cause for the reduction in its Return and its calculation of the amount of such reduction. Thereafter, that Bank may send a new notice with respect to each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its Return for that quarter. In such event, the Borrower shall pay the Bank such amount within 30 days after demand by such Bank. A Bank’s calculation in any such notice shall be conclusive and binding absent demonstrable error. A Bank shall not make demand hereunder unless that Bank is generally imposing such increased costs on its similarly situated customers. No Bank may demand any compensation hereunder more than 45 days following the end of the quarter for which compensation is sought.

Section 2.19 Extension of Termination Date

At least 60 but not more than 90 days prior to the then current Commitment Termination Date, the Borrower may request that the Banks, by written notice to the Agent, consent to a 364-day extension of the Commitment Termination Date. The Agent shall transmit such request to the Banks within one Business Day. Each Bank shall, in its sole discretion, determine whether to consent to such request and shall notify the Agent of its determination within 30 days of the Borrower’s request. Any Bank not responding within 30 days shall be deemed to have declined the request. At the option of the Borrower, any declining Bank’s Commitment may be assumed, in whole or in part, by one or more existing Banks or other lenders acceptable to the Borrower and the Agent, upon compliance with Section 8.10. If any such Commitment is not so replaced within 30 days of the declining Bank’s response, the extension contemplated by this Section may nonetheless occur with respect to the consenting

Banks, provided that any such extension shall be conditioned upon an agreement to such extension by Banks with at least 66 2/3% of the aggregate Commitment Amounts. If Banks with at least 66 2/3% of the aggregate Commitment Amounts do not so agree, then the Commitments shall terminate on the then current Commitment Termination Date. If such request shall have been consented to by the Agent and Banks with at least 66 2/3% of the aggregate Commitment Amounts, or any declining Bank shall have been replaced, the extension shall become effective upon the delivery by the Borrower to the Agent, on or prior to the then current Commitment Termination Date, of (i) a certificate of a duly authorized officer of the Borrower, dated such date, as to the accuracy, both before and after giving effect to such proposed extension, of the representations and warranties set forth in Article IV and as to the absence, both before and after giving effect to such proposed extension, of any Default or Event of Default, (ii) certified copies of all corporate and governmental approvals, if any, required to be obtained by the Borrower in connection with such extension and (iii) an opinion or opinions of counsel to the Borrower as to the matters set forth in Exhibit D after giving effect to such extension. Upon extension of the Commitment Termination Date pursuant to this Section, the participation of any declining Bank in any Letters of Credit outstanding hereunder shall, to the extent that such declining Bank’s interest has not been assigned and assumed pursuant to Section 8.10, be automatically deemed assumed by the remaining Banks ratably in accordance with their respective Percentages after giving effect to such extension.

Section 2.20 Mandatory Assignment of Bank’s Interest.

If any Bank delivers to the Borrower a demand for compensation pursuant to Section 2.16(a), a demand for payment pursuant to Section 2.17 or 2.18 or does not consent to an extension request pursuant to Section 2.19, the Borrower may (so long as no Default or Event of Default has occurred and is continuing) at its expense require such Bank to assign, in whole and in accordance with Section 8.10 (including the execution of an Assignment Certificate and all other applicable documents, and the payment of any fees required under Section 8.10), all of its rights and obligations hereunder and under such Bank’s Note, including but not limited to such Bank’s Commitment, to an Eligible Lender identified by the Borrower and willing to become a Bank hereunder. Such Bank may be an existing Bank hereunder. Notwithstanding the foregoing, the Borrower may not compel the resignation of any Bank as the Agent except as provided in Section 8.9.

ARTICLE III

Conditions Precedent

Section 3.1 Conditions to Effectiveness.

Sections 2.1 and 2.7 of this Agreement shall become effective only upon delivery to the Agent, on or before May 22, 2003, of each of the following, each in form and substance satisfactory to each Bank:

(a) This Agreement, duly executed by the Borrower, the Agent and each of the Banks.

(b) The Notes, dated the date hereof, properly executed on behalf of the Borrower.

(c) Evidence that concurrently with the making of the initial Advance, all amounts payable under the Prior Credit Agreement will be paid and the Commitments thereunder will be terminated.

Section 3.2 Initial Conditions Precedent.

The obligation of the Banks to make any Advance or issue any Letter of Credit is subject to the further condition precedent that the Agent shall have received on or before the day of the first Advance or Letter of Credit (and, in any event, not later than May 22, 2003) all of the following, in form and substance satisfactory to each Bank:

(a) This Agreement, duly executed by the Borrower, the Agent and each of the Banks.

(b) The Notes, dated the date hereof, properly executed on behalf of the Borrower.

(c) The Pledge Agreement, properly executed on behalf of the Borrower.

(d) The Bonds, properly issued by the Borrower.

(e) The Fee Letters, properly executed on behalf of the Borrower.

(f) A certificate of the secretary or an assistant secretary of the Borrower (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Board of Directors of the Borrower, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of the Borrower, together with such copies, and (iii) certifying the names of the officers of the Borrower that are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers.

(g) A certificate of good standing of the Borrower, dated not more than ten days before such date.

(h) A signed copy of an opinion of counsel for the Borrower, addressed to the Banks in substantially the form of Exhibit D hereto.

(i) All fees required to be paid as of the date hereof under this Agreement or any Fee Letter.

(j) Such other documents as the Agent or the Required Banks may deem necessary or advisable in connection with the issuance of the Bonds.

Section 3.3 Conditions Precedent to All Advances and Letters of Credit.

The obligation of the Banks to make any Advance (including the initial Advance) or to issue any Letter of Credit shall be subject to the further conditions precedent that on the date of such Advance or Letter of Credit:

(a) The representations and warranties contained in Article IV are correct on and as of the date of such Advance or Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(b) The Borrower has delivered to the Agent a certificate in the form of Exhibit F hereto, duly executed by the chief financial officer, treasurer, secretary, assistant secretary, general counsel or deputy general counsel of the Borrower, specifically confirming the Borrower’s legal authority to obtain such Advance or Letter of Credit.

(c) No event has occurred and is continuing, or would result from such Advance or Letter of Credit, which constitutes a Default or an Event of Default.

ARTICLE IV

Representations and Warranties

The Borrower represents and warrants to the Banks as follows:

Section 4.1 Corporate Existence and Power.

The Borrower and its Subsidiaries are each corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and are each duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (i) will not permanently preclude the Borrower or any Subsidiary from maintaining any material action in any such jurisdiction even though such action arose in whole or in part during the period of such failure, and (ii) will not result in any other Material Adverse Change. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents, the Bonds and the First Mortgage Indenture.

Section 4.2 Authorization of Borrowing; No Conflict as to Law or Agreements.

(a) The execution, delivery and performance by the Borrower of the Loan Documents, the First Mortgage Indenture and the Bonds, the borrowings from time to time hereunder, the issuance of the Bonds, and the consummation of the transactions herein and therein contemplated, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Borrower, or any authorization, consent, approval, order, filing, registration or qualification by or with any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those consents described in Schedule 4.2, each of which has been obtained and is in full force and effect, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System and Section 7 of the Exchange Act or any regulation promulgated thereunder) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Organizational Documents of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower or any Subsidiary is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature (other than the Liens created under the Pledge Agreement and the Indenture) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any Subsidiary.

(b) The MPUC has issued its Authorizing Order authorizing the issuance of the Bonds and the incurrence by the Borrower of short-term debt so long as the aggregate principal amount of short-term debt outstanding does not exceed 15% of Borrower’s total capitalization (including but not limited to common equity, TOPrS, long-term debt and short-term debt). All Obligations incurred hereunder will constitute short-term debt for purposes of such Authorizing Order. As of the date hereof, the aggregate principal amount of Borrower’s short-term debt outstanding (excluding indebtedness under the Prior Credit Agreement but including assumed Advances hereunder in an aggregate amount equal to the aggregate Commitment Amounts) does not exceed 15% of Borrower’s total capitalization.

Section 4.3 Legal Agreements.

This Agreement, the other Loan Documents, the Bonds and the Indenture constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles. Without limiting the generality of the foregoing, the Bonds have been duly executed, issued and delivered by the Borrower and duly authenticated by the Trustee, and the Bonds will be entitled to the benefits provided by the Indenture.

Section 4.4 Subsidiaries.

Schedule 4.4 hereto is a complete and correct list of all Subsidiaries as of the date of this Agreement and of the percentage of the ownership of the Borrower or any other Subsidiary in each as of the date of this Agreement. The Borrower has no Restricted Subsidiaries as of the date hereof except as designated on Schedule 4.4. Except as otherwise indicated in that Schedule, all shares of each Subsidiary owned by the Borrower or by any such other Subsidiary are validly issued and fully paid and nonassessable.

Section 4.5 Financial Condition.

The Borrower has heretofore furnished to the Banks the audited consolidated financial statements of the Borrower and its Subsidiaries for the year ended and as of December 31, 2002. Those financial statements fairly present in all material respects the financial condition of the Borrower on the date thereof and the results of its operations and cash flows for the period then ended, and was prepared in accordance with GAAP. The information, exhibits and reports furnished by the Borrower to the Agent and the Banks, taken as a whole, in connection with the negotiation of or compliance with the Loan Documents did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

Section 4.6 Adverse Change.

There has been no Material Adverse Change since December 31, 2002.

Section 4.7 Litigation.

Except as set forth in Schedule 4.7, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or the properties of the Borrower or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to effect a Material Adverse Change. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 4.5.

Section 4.8 Hazardous Substances.

Except as set forth in Schedule 4.8, to the best of the Borrower’s knowledge after reasonable inquiry, (i) neither the Borrower nor any Subsidiary or other Person has ever caused or permitted any Hazardous Substance to be disposed of on, under or at any real property which is operated by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any interest, except to the extent that such disposal can not reasonably be expected to result in a Material Adverse Change; and (ii) no such real property has ever been used (either by the Borrower or by any Subsidiary or other Person) as a dump site or permanent or temporary storage site for any Hazardous Substance in a manner that could reasonably be expected to result in a Material Adverse Change.

Section 4.9 Regulation U.

Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.10 Taxes.

The Borrower and its Subsidiaries have each paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld and paid by them. The Borrower and its Subsidiaries have each filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower or any Subsidiary are required to be filed, and the Borrower and its Subsidiaries have each paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower or applicable Subsidiary has provided adequate reserves in accordance with GAAP.

Section 4.11 Burdensome Restrictions.

Neither the Borrower nor any Subsidiary is a party to or bound by any agreement, or subject to any restriction in any Organizational Document, or any requirement of law, which would reasonably be expected to effect a Material Adverse Change.

Section 4.12 Titles and Liens.

The Borrower or one of its Subsidiaries has good title to each of the properties and assets material to the operations of the Borrower and its Subsidiaries, taken as a whole, which it purports to own or which are reflected as owned on its books and records, and the Borrower has good and valid title to all real and fixed property and leasehold rights described or enumerated in the Indenture (except such properties as have been released from the Lien thereof in accordance with the terms thereof), in each case free and clear of all Liens and encumbrances, except for Liens and encumbrances permitted by Section 6.1 and covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of the Borrower and its Subsidiaries taken as a whole.

Section 4.13 ERISA.

No Plan will have an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) in excess of $50,000,000 as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service in excess of such amount has been, or is expected by the Borrower or any Subsidiary or ERISA Affiliate to be, incurred with respect to any Plan that could become a liability of the Borrower or any Subsidiary. Except as disclosed in Borrower’s financial statements, neither the Borrower nor any Subsidiary has any contingent liability with respect to any post-retirement benefit under a Welfare Plan in excess of $50,000,000, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

Section 4.14 Securities Law Matters.

(a) When the Bonds are issued and delivered pursuant to this Agreement and the Indenture, the Bonds will not be of the same class (within the meaning of Rule 144A under the Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

(b) The Borrower is subject to Section 13 or 15(d) of the Exchange Act.

(c) Neither the Borrower, nor any person acting on its behalf, has offered or sold (nor will offer or sell prior to the delivery of the Bonds to the Agent) the Bonds by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act.

(d) Within the six months preceding the date hereof, neither the Borrower nor any other person acting on behalf of the Borrower has offered or sold to any person any Bonds, or any securities of the same or a similar class as the Bonds, other than Bonds delivered to the Agent hereunder. The Borrower will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Bonds or any substantially similar security issued by the Borrower, within six months subsequent to the delivery of the Bonds to the Agent, is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Bonds contemplated by this Agreement as a transaction exempt from the registration provisions of the Act.

(e) No registration of the Bonds under the Act is required for the offer and sale of the Bonds to the Agent in the manner contemplated by this Agreement.

Section 4.15 Investment Company Act.

The Borrower is not, and after giving effect to the offer and sale of the Bonds, will not be an “investment company,” as such term is defined in the Investment Company Act.

Section 4.16 Public Utility Holding Company Act.

The Borrower is subject to the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), as a “subsidiary” of a registered “holding company” within the meaning of PUHCA. However, the transactions contemplated by this Agreement are exempt from any requirement for SEC approval under PUHCA.

Section 4.17 Indenture.

(a) All conditions precedent set forth in the Indenture with respect to the Assignment and Assumption Agreement dated as of August 18, 2000 between the Parent and Borrower (the “Assignment”) have been satisfied, and the Lien of the Indenture has similar force, effect and standing as the Lien of the Indenture would have had if the Indenture had not been assigned to the Borrower. Substantially all of the assets of the Parent (other than stock of the Parent’s Subsidiaries) were conveyed to the Borrower pursuant to the Assignment.

(b) The aggregate principal amount of bonds outstanding under the Indenture (excluding the Bonds) is $1,153,835,000.

(c) There has been no discharge of the Indenture with respect to the Parent or, following the Assignment, with respect to the Borrower.

(d) Substantially all of the property, whether real, personal or mixed, of the Borrower is subject to the Lien of the Indenture.

(e) True and complete copies of all amendments and supplements to and restatements of the Indenture have been delivered to counsel for the Agent.

(f) In connection with the issuance and delivery of the Bonds to the Agent as contemplated by this Agreement and the Pledge Agreement, the Indenture is not required to be qualified under the Trust Indenture Act.

(g) The Effective Date (as defined in the Restated Indenture) has not yet occurred.

(h) The rights, powers, duties and obligations of the trustee under the Indenture were transferred from Harris Trust and Savings Bank to BNY Midwest Trust Company in accordance with the terms of the Indenture.

Section 4.18 Authentication of Bonds.

All covenants and conditions precedent to the authentication and delivery of the Bonds have been complied with, and there has been no change in the facts and circumstances set forth in the application to the Trustee for authentication of the Bonds (and the documents submitted therewith) from the date of such application to the date hereof.

Section 4.19 Solvency.

The Borrower is and, upon the making of any Advance and the issuance of any Letter of Credit, will be, Solvent.

Section 4.20 Swap Obligations.

Neither the Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

Section 4.21 Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower and such Subsidiaries operate.

Section 4.22 Compliance With Laws.

Except as disclosed in Schedule 4.22, The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, assets and rights.

ARTICLE V

Affirmative Covenants of the Borrower

So long as any Note shall remain unpaid or any Commitment or L/C Amount shall be outstanding, the Borrower will comply with the following requirements, unless the Required Banks shall otherwise consent in writing:

Section 5.1 Financial Statements.

The Borrower will deliver to the Agent and each Bank:

(a) As soon as available, and in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the annual audit report of the Borrower and its Subsidiaries prepared by nationally recognized independent certified public accountants, which annual report shall include the balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, all presented on a consolidated basis in reasonable detail and all prepared in accordance with GAAP.

(b) As soon as available and in any event within 55 days after the end of each of the first three quarters of each fiscal year of the Borrower, balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and related statements of earnings and cash flows of the Borrower and its Subsidiaries for such quarter and for the year to date, in reasonable detail and prepared on a consolidated basis in accordance with GAAP, subject to year-end adjustments.

(c) Concurrent with the delivery of any financial statements under paragraph (a) or (b), a Compliance Certificate, duly executed by the chief financial officer or treasurer of the Borrower.

(d) Promptly following the issuance of any Authorizing Order, a favorable opinion of counsel to the Borrower, in form and substance reasonably acceptable to the Agent, addressed to the Agent and the Banks, advising the Agent and the Banks of such issuance, stating the restrictions, if any, that such Authorizing Order imposes on the Borrower’s ability to obtain Borrowings or Letters of Credit hereunder, and attaching a copy of such Authorizing Order.

(e) Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Borrower or any Subsidiary shall file with the SEC or any national securities exchange.

(f) Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower or any Restricted Subsidiary of the type described in Section 4.7 or which seek a monetary recovery against the Borrower or any Restricted Subsidiary combined in excess of $50,000,000.

(g) As promptly as practicable (but in any event not later than five Business Days) after an officer of the Borrower obtains knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such event.

(h) Promptly upon becoming aware of any Reportable Event or the occurrence of a prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder, which could reasonably be expected to result in a liability to Borrower or any Subsidiary in excess of $50,000,000, a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto.

(i) Promptly upon their receipt, copies of (a) all notices received by the Borrower, any Restricted Subsidiary or ERISA Affiliate of the Pension Benefit Guaranty Corporation’s intent to terminate any Plan or to have a trustee appointed to administer any Plan, and (b) all notices received by the Borrower, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan concerning the imposition or amount of withdrawal liability imposed pursuant to Section 4202 of ERISA, which withdrawal liability individually or in the aggregate exceeds $50,000,000.

(j) All notices required to be delivered under Section 9.14.

(k) Promptly after it obtains knowledge of any such change, notice (by telephone, followed by written notice sent promptly thereafter in accordance with Section 9.3) of any change in the rating by S&P or Moody’s of the Borrower’s First Mortgage Bonds, together with the details thereof, and of any announcement by S&P or Moody’s that its rating is “under review” or that any such rating has been placed on a “CreditWatch List”® or “watch list” or that any similar action has been taken by such rating agency.

(l) Such other information respecting the financial condition and results of operations of the Borrower or any Subsidiary as any Bank may from time to time reasonably request.

Section 5.2 Books and Records; Inspection and Examination.

The Borrower will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP. Upon request of any Applicable Party, as defined below, the Borrower will, and will cause each Subsidiary to, give any representative of such Applicable Party access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into primarily for the purpose of evading the requirements of this Section), to inspect any of its properties (subject to such physical security requirements as the Borrower or the applicable Subsidiary may require) and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours, upon reasonable notice, and as often as such Applicable Party may reasonably request. As used in this Section 5.2, “Applicable Party” means (i) so long as any Event of Default has occurred and is continuing, the Agent or any Bank, and (ii) at all other times, the Agent. The provisions of this Section 5.2 shall in no way preclude any Bank from discussing the general affairs, finances and accounts of the Borrower with any of its principal officers at such times during normal business hours and as often as may be agreed to between the Borrower and such Bank.

Section 5.3 Compliance with Laws.

The Borrower will, and will cause each Subsidiary to, comply with the requirements of applicable laws and regulations, the noncompliance with which would effect a Material Adverse Change.

Section 5.4 Payment of Taxes and Other Claims.

The Borrower will, and will cause each Subsidiary to, pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower or any Subsidiary; provided, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has provided adequate reserves in accordance with GAAP or (ii) where failure to pay such tax, assessment, charge or claim could not reasonably be expected to result in a liability in excess of $10,000,000.

Section 5.5 Maintenance of Properties.

The Borrower will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order; provided, however, that nothing in this Section shall prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of, or disposing of, any of its properties if (i) (A) such discontinuance or disposition is, in the reasonable judgment of the Borrower or that Subsidiary, desirable in the conduct of its business, and (B) no Default or Event of Default exists at the time of, or will be caused by, such discontinuance or disposition or (ii) such discontinuance or disposition relates to obsolete or worn-out property.

Section 5.6 Insurance.

The Borrower will, and will cause each Restricted Subsidiary to, obtain and maintain insurance with insurers reasonably believed by the Borrower or such Restricted Subsidiary to be responsible and reputable, in such amounts and against such risks as is usually carried by companies in similar circumstances engaged in similar business and owning similar properties in the same general areas in which the Borrower or that Restricted Subsidiary operates.

Section 5.7 Preservation of Corporate Existence.

The Borrower will, and will cause each Restricted Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided, however, that neither the Borrower nor any Restricted Subsidiary shall be required to preserve any of its rights, privileges and franchises or to maintain its corporate existence if (i) its Board of Directors shall reasonably determine that the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Borrower or that Restricted Subsidiary, and (ii) no Default or Event of Default exists upon, or will be caused by, the termination of such right, privilege, franchise or existence; provided, further, that in no event shall the foregoing be construed to permit the Borrower to terminate its corporate existence.

Section 5.8 Delivery of Information.

At any time when the Borrower is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Bonds, the Borrower agrees to furnish at its expense, upon request, to holders of Bonds and prospective purchasers of securities information satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act.

Section 5.9 Use of Proceeds.

The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances and L/C Amounts for general corporate purposes (including, without limitation, support of commercial paper) and to repay outstanding Advances and L/C Amounts. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances and L/C Amounts to purchase or carry any “margin stock” (as defined in Regulation U) or to make any acquisition of any corporation, limited liability company or other business entity unless, prior to making such acquisition, the Borrower or such Subsidiary shall have obtained written approval from the board of directors or other governing body of such entity.

ARTICLE VI

Negative Covenants

So long as any Note shall remain unpaid or any Commitment or L/C Amount shall be outstanding, the Borrower agrees that, without the prior written consent of the Required Banks:

Section 6.1 Liens.

The Borrower will not create, incur, assume or suffer to exist any Lien on any of its assets, now owned or hereafter acquired, and will not permit any Subsidiary to create, incur, assume or suffer to exist any Lien on any of such Subsidiary’s assets, now owned or hereafter acquired, relating to any indebtedness of such Subsidiary with respect to which the Borrower has any obligation for the payment of money; excluding, however, from the operation of the foregoing:

(a) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.

(b) Materialmen’s, merchants’, carriers’ worker’s, repairer’s, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.

(c) Pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.

(d) Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Borrower and its Subsidiaries taken as a whole or the value of such property for the purpose of such business.

(e) Purchase money Liens upon or in property acquired after the date hereof, provided that (i) such Lien is created not later than the 90th day following the acquisition or completion of construction of such property by the Borrower or its applicable Subsidiary, and (ii) no such Lien extends or shall extend to or cover any property of the Borrower or its Subsidiaries other than the property then being acquired, fixed improvements then or thereafter erected thereon and improvements and modifications thereto necessary to maintain such properties in working order.

(f) Liens granted by any Acquisition Target prior to the acquisition by the Borrower or any Subsidiary of any interest in such Acquisition Target or its assets, so long as (i) such Lien was granted by the Acquisition Target prior to such acquisition and not in contemplation thereof, and (ii) no such Lien extends to any assets of the Borrower or any Subsidiary other than the assets of the Acquisition Target and improvements and modifications thereto necessary to maintain such properties in working order or, in the case of an asset transfer, the assets so acquired by the Borrower or the applicable Subsidiary and improvements and modifications thereto.

(g) Liens (other than those described in subsection (e)) securing any indebtedness for borrowed money in existence on the date hereof and listed in Schedule 6.1 hereto.

(h) Liens created under or in connection with the First Mortgage Indenture.

(i) Liens permitted under the First Mortgage Indenture as such First Mortgage Indenture exists on the date hereof, without regard to any waiver, amendment, modification or restatement thereof.

(j) Liens securing any refinancing of indebtedness secured by the Liens described in paragraphs (e), (f), and (g) , so long as the amount of such indebtedness secured by any such Lien does not exceed the amount of such refinanced indebtedness immediately prior to the refinancing. Liens do not extend to assets other than those encumbered prior to such refinancing and improvements and modifications thereto.

(k) Liens granted by any Subsidiary of the Borrower in favor of the Borrower or any wholly-owned Subsidiary of the Borrower.

(l) Liens not otherwise described in this Section 6.1, so long as the aggregate amount of indebtedness secured by all such Liens does not at any time exceed 10% of the Tangible Net Worth of the Borrower and its Subsidiaries.

Section 6.2 Dividends.

The Borrower will not declare or pay any dividend (other than dividends payable solely in stock of the Borrower) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly, at any time following and during the continuance of any Default or Event of Default arising under paragraph (a), (b), (i) or (j) of Section 7.1.

Section 6.3 Sale of Assets.

The Borrower will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of all or a Material Part of the Assets of the Borrower and its Subsidiaries (whether in one transaction or in a series of transactions) to any other Person other than (i) in the ordinary course of business, (ii) dispositions of property no longer used or useful in the business of the Borrower or any Subsidiary and (iii) dispositions of assets the net proceeds of which are invested or re-invested, or held in cash or cash-equivalents for reinvestment, in other energy-related assets; provided, however, that a wholly-owned Subsidiary of the Borrower may sell, lease, or transfer all or a substantial part of its assets to the Borrower or another wholly-owned Subsidiary of the Borrower, and the Borrower or such other wholly-owned Subsidiary, as the case may be, may acquire all or substantially all of the assets of the Subsidiary so to be sold, leased or transferred to it, and any such sale, lease or transfer shall not be included in determining if the Borrower and/or its Subsidiaries disposed of a Material Part of its Assets. For purposes hereof, “Material Part of the Assets” means assets with a net book value in excess of 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, as shown on the most recent balance sheet of the Borrower and its Subsidiaries available as of the date of determination. Notwithstanding the foregoing, the operating agreement between TRANSLink Transmission Co., LLC and the Borrower shall not be treated as a disposition for the purposes of this Section 6.3.

Section 6.4 Consolidation and Merger.

The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person; provided, however, that the restrictions contained in this Section shall not apply to or prevent the consolidation or merger of any Person with, or a conveyance or transfer of its assets to, the Borrower so long as (i) no Default or Event of Default exists at the time of, or will be caused by, such consolidation, merger, conveyance or transfer, and (ii) the Borrower shall be the continuing or surviving corporation.

Section 6.5 Hazardous Substances.

The Borrower will not, and will not permit any Subsidiary to, cause or permit any Hazardous Substance to be disposed of in any manner, or on, under or at any real property which is operated by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any interest, if such disposition could reasonably be expected to result in a Material Adverse Change.

Section 6.6 Restrictions on Nature of Business.

The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower.

Section 6.7 Transactions with Affiliates.

The Borrower will not make any loan or capital contribution to, or any other investment in, any Affiliate, or pay any dividend to any Affiliate of the Borrower, or make any other cash transfer to any Affiliate of the Borrower; provided, however, that the foregoing shall not prohibit any of the following:

(a) Transactions made upon fair and reasonable terms no less favorable to the Borrower than would obtain, taking into account all facts and circumstances, in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower.

(b) Distributions to the extent not prohibited by Section 6.2.

(c) Loans to Northern States Power Company (a Wisconsin corporation) to provide working capital so long as the aggregate principal amount outstanding at any time shall not exceed $50 million.

(d) Transactions with Affiliates which are subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”), the SEC or the Minnesota Public Utilities Commission.

(e) Allocation of taxes, tax benefits and tax credits in accordance with the restrictions and requirements of PUHCA.

(f) Contributions of capital to subsidiaries, so long as such transaction does not violate Section 6.3 of this Agreement.

(g) Any investment in TRANSLink Transmission Co., LLC (“TRANSLink”) or any operating agreement between TRANSLink and the Borrower and/or its Subsidiaries, complying with the requirements of FERC Order No. 2000.

Section 6.8 Ratio of Funded Debt to Total Capital.

The Borrower will not at any time permit its ratio of total Funded Debt to Total Capital, determined on a consolidated basis with respect to the Borrower and its Subsidiaries as at the end of each fiscal quarter of the Borrower, to be greater than 0.60 to 1.

Section 6.9 Interest Coverage Ratio.

The Borrower will not at any time permit its Interest Coverage Ratio, determined as of the end of each fiscal quarter of the Borrower, to be less than 2.75 to 1.

Section 6.10 Securities Laws.

The Borrower agrees with the Agent:

(a) Not to be or become, at any time prior to the expiration of three years after the delivery of the Bonds, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(b) During the period of two years after the delivery of the Bonds, the Borrower will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Act) to, resell any of the Bonds which constitute “restricted securities” under Rule 144 that have been reacquired by any of them; and

(c) Until at least six months after the offer of the Bonds hereunder has been terminated, neither the Borrower nor any person will on the Borrower’s behalf offer the Bonds, or any substantially similar security of the Borrower for sale to, or solicit offers to buy any such security from, any person, it being understood that such agreement is made with a view to bringing the offer and sale of the Bonds hereunder within the exception provided by Section 4(2) of the Act and Rule 506 thereunder.

ARTICLE VII

Events of Default, Rights and Remedies

Section 7.1 Events of Default.

“Event of Default”, wherever used herein, means any one of the following events:

(a) Default in the payment of any principal of any Note or L/C Amount when it becomes due and payable.

(b) Default in the payment of any interest on any Note or any fees required under Section 2.8 or under Section 2.9 when the same become due and payable and the continuance of such default for five Business Days.

(c) Default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in Article VI hereof (other than Section 6.5).

(d) Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement or any other Loan Document (including but not limited to Section 6.5, but excluding any other covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after the Agent, at the request of any Bank, has given notice to the Borrower specifying such default or breach and requiring it to be remedied.

(e) Any representation or warranty made by the Borrower in this Agreement or any other Loan Document or by the Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made.

(f) The Borrower or the Parent shall assert that any Loan Documents or any Bonds are unenforceable in accordance with their terms; or the principal amount outstanding under the Bonds shall at any time be less than the greater of the Outstandings or the Commitment Amounts.

(g) A default in the payment when due (after giving effect to any applicable grace periods) of principal or interest with respect to any indebtedness or any Swap Contract of the Borrower or any Subsidiary (other than indebtedness arising hereunder) if the aggregate amount of all such indebtedness as to which such payment defaults exist is not less than $50,000,000.

(h) A default (other than a default described in paragraph (g)) under any bond, debenture, note or other evidence of indebtedness or any Swap Contract of the Borrower or any Subsidiary (other than to the Banks) or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument if the effect of such default is to cause or to permit the holder of such indebtedness (or trustee or agent on behalf of such holder) to cause such indebtedness to come due prior to its stated maturity or is to cause or to permit the counterparty in respect of such Swap Contract to elect an early termination date in respect of such Swap Contract; provided, however, that no Event of Default shall be deemed to have occurred under this paragraph if the aggregate amount owing as to all such indebtedness and Swap Contracts as to which such defaults have occurred and are continuing is less than $50,000,000; provided further that if such default shall be cured by the Borrower or such Subsidiary, or waived by the holders of such indebtedness or counterparties in respect of such Swap Contracts, in each case prior to the commencement of any action under Section 7.2 and as may be permitted by such evidence of indebtedness, indenture, other instrument, or Swap Contract, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived.

(i) The Borrower or any Restricted Subsidiary shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Restricted Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Restricted Subsidiary, and such appointment shall continue undischarged for a period of 60 days; or the Borrower or any Restricted Subsidiary shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any Restricted Subsidiary and shall continue undischarged for 60 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Restricted Subsidiary and such judgment, writ, or similar process shall not be released, vacated, stayed or fully bonded within 60 days after its issue or levy.

(j) A petition shall be filed by the Borrower or any Restricted Subsidiary under the United States Bankruptcy Code naming the Borrower or that Restricted Subsidiary as debtor; or an involuntary petition shall be filed against the Borrower or any Restricted Subsidiary under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming the Borrower or any Restricted Subsidiary as debtor.

(k) The Parent shall cease to own 100% of all classes of capital stock of the Borrower; or a Change of Control shall occur with respect to the Parent.

(l) The rendering against the Borrower or any Subsidiary of a final judgment, decree or order for the payment of money if the amount of such judgment, decree or order, together with the amount of all other such judgments, decrees and orders then outstanding, less (in each case) the portion thereof covered by insurance proceeds, is greater than $50,000,000 and if such judgment, decree or order remains unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.

(m) Any Plan shall have been terminated as a result of which the Borrower or any Subsidiary or ERISA Affiliate has incurred an unfunded liability in excess of $50,000,000; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan and in either case such action could reasonably be expected to result in liability to the Borrower or any Subsidiary in excess of $50,000,000, or withdrawal liability in excess of $50,000,000 shall have been asserted against the Borrower or any Subsidiary or ERISA Affiliate by a Multiemployer Plan; or the Borrower or any Subsidiary or ERISA Affiliate shall have incurred any joint and several liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor, or the Borrower or any Subsidiary shall have incurred any other liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor, in excess of $50,000,000 with respect to any Plan; or any Reportable Event that the Required Banks may determine in good faith could reasonably be expected to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation, for the appointment by the appropriate United States District Court of a trustee to administer any Plan or for the imposition of withdrawal liability with respect to a Multiemployer Plan, and which, in any such case, could reasonably be expected to result in liability to Borrower or any Subsidiary or ERISA Affiliate in excess of $50,000,000, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Banks.

(n) Any Authorizing Order or other governmental license or other permission necessary for the maintenance of Obligations outstanding or the conduct of the Borrower’s business substantially as presently conducted shall be suspended or revoked or shall fail to be renewed upon expiration.

(o) Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any Material Part of the Assets of the Borrower and its Subsidiaries.

(p) Failure of the Borrower to maintain or deposit in the Cash Collateral Account on or after the fifth Business Day preceding the Commitment Termination Date (or earlier, if required by Section 7.2(c)) an amount equal to the face amount of all outstanding Letters of Credit.

Section 7.2 Rights and Remedies.

Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is waived by the Required Banks or cured, the Agent may, with the consent of the Required Banks, and shall, upon the request of the Required Banks, exercise any or all of the following rights and remedies:

(a) The Agent may, by notice to the Borrower, declare the Commitments to be terminated, whereupon the same shall forthwith terminate.

(b) The Agent may, by notice to the Borrower, declare the entire unpaid principal amount of the Notes then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(c) If any Letter of Credit remains outstanding, the Agent may, by notice to the Borrower, require the Borrower to deposit in the Cash Collateral Account immediately available funds equal to the aggregate face amount of all such outstanding Letters of Credit (less any amounts then on deposit in the Cash Collateral Account).

(d) The Banks may, without notice to the Borrower and without further action, apply any and all money owing by any Bank to the Borrower to the payment of the Notes then outstanding, including interest accrued thereon, and of all other sums then owing by the Borrower hereunder. For purposes of this paragraph (d), “Bank” means the Banks, as defined elsewhere in this Agreement, and any participant in the loans made hereunder; provided, however, that each such participant, by exercising its rights under this paragraph (d), agrees that it shall be obligated under Section 8.4 with respect to such payment as if it were a Bank for purposes of that Section.

(e) The Agent may exercise and enforce all rights and remedies available to it under the Pledge Agreement and in respect of the Cash Collateral Account.

(f) The Agent and the Banks may exercise any other rights and remedies available to them by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(j) hereof (whether or not such Event of Default also arises under Section 7.1(i) hereof), the Commitments shall terminate and the entire unpaid principal amount of the Notes then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

Section 7.3 Pledge of Cash Collateral Account.

The Borrower hereby pledges, and grants the Agent, as agent for the Banks, including the Issuing Bank, a security interest in, all sums held in the Cash Collateral Account from time to time and all proceeds thereof as security for the payment of all amounts due and to become due from the Borrower to the Issuing Bank, the Agent and/or the Banks pursuant to this Agreement, including but not limited to both principal of and interest on the Notes and all renewals, extensions and modifications thereof and any notes issued in substitution therefor, and specifically including the Borrower’s obligation to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, whether such reimbursement obligation arises directly under this Agreement or under a separate reimbursement agreement. Upon request of the Borrower, the Agent shall permit the Borrower to withdraw from the Cash Collateral Account, so long as no Default or Event of Default then exists, the lesser of (i) the Excess Balance (as defined below), or (ii) the balance of the Cash Collateral Account. If a Default or Event of Default then exists, the Agent shall, upon the request of the Borrower, apply the Excess Balance to the payment of the Obligations. As used herein, “Excess Balance” means (A) after the fifth Business Day preceding the Commitment Termination Date, the amount by which the balance of the Cash Collateral Account exceeds the L/C Amount, and (B) prior to the fifth Business Day preceding the Commitment Termination Date, the balance of the Cash Collateral Account. The Agent shall have full control of the Cash Collateral Account, and, except as set forth above, the Borrower shall have no right to withdraw the funds maintained in the Cash Collateral Account.

ARTICLE VIII

The Agent

Section 8.1 Authorization.

Each Bank and the holder of each Note irrevocably appoints and authorizes the Agent to act on behalf of such Bank or holder to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto.

Section 8.2 Distribution of Payments and Proceeds.

(a) After deduction of any costs of collection as hereinafter provided, the Agent shall remit to each Bank that Bank’s Percentage of all payments of principal, interest, Letter of Credit fees payable under Section 2.7(d) and facility and utilization fees payable under Section 2.8 that are received by the Agent under the Loan Documents. Each Bank’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Agent under the Loan Documents; and the Agent’s only liability to the Banks hereunder shall be to account for each Bank’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Agent is ever required for any reason to refund any such payments, collections or proceeds, each Bank will refund to the Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Agent in connection with such refund. The Agent may, in its sole discretion, make payment to the Banks in anticipation of receipt of payment from the Borrower. If the Agent fails to receive any such anticipated payment from the Borrower, each Bank shall promptly refund to the Agent, upon demand, any such payment made to it in anticipation of payment from the Borrower, together with interest for each day on such amount until so refunded at a rate equal to the Federal Funds Rate for each such date.

(b) Notwithstanding the foregoing, if any Bank has wrongfully refused to fund its Percentage of any Borrowing or other Advance as required hereunder, or if the principal balance of any Bank’s Note is for any other reason less than its Percentage of the aggregate principal balances of the Notes then outstanding, the Agent may remit all payments received by it to the other Banks until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount owing to such Bank hereunder is equal to its Percentage of the aggregate amount owing to all of the Banks hereunder. The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Bank has breached its obligations hereunder and shall not be deemed to excuse any Bank from such obligations.

Section 8.3 Expenses.

All payments, collections and proceeds received or effected by the Agent may be applied, first, to pay or reimburse the Agent for all costs, expenses, damages and liabilities at any time incurred by or imposed upon the Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees, foreclosure expenses and advances made to protect the security of collateral, if any, but excluding any costs, expenses, damages or liabilities arising from the gross negligence or willful misconduct of the Agent). If the Agent does not receive payments, collections or proceeds from the Borrower or its properties sufficient to cover any such costs, expenses, damages or liabilities within 30 days after their incurrence or imposition, each Bank shall, upon demand, remit to the Agent its Percentage of the difference between (i) such costs, expenses, damages and liabilities, and (ii) such payments, collections and proceeds.

Section 8.4 Payments Received Directly by Banks.

If any Bank or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Note other than through distributions made in accordance with Section 8.2, such Bank or holder shall promptly give notice of such fact to the Agent and shall purchase from the other Banks or holders such participations in the Notes held by them as shall be necessary to cause the purchasing Bank or holder to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchasing Bank restored to the extent of such recovery (but without interest thereon).

Section 8.5 Indemnification.

The Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith, or to prosecute or defend any suit in respect of this Agreement or the Notes or any documents or instrument delivered hereunder or in connection herewith unless indemnified to its satisfaction by the holders of the Notes against loss, cost, liability and expense (other than any such loss, cost, liability or expense attributable to the Agent’s own gross negligence or willful misconduct). If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished.

Section 8.6 Exculpation.

(a) The Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon this Agreement, any Loan Document and any schedule, certificate, statement, report, notice or other writing which it in good faith believes to be genuine or to have been presented by a proper person. Neither the Agent nor any of its directors, officers, employees or agents shall (a) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (c) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Borrower or any other obligor of its obligations, or (d) in any event, be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct. The appointment of Wells Fargo as Agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Wells Fargo in its individual capacity.

(b) The term, “agent”, is used herein in reference to the Agent merely as a matter of custom. It is intended to reflect only an administrative relationship between the Agent and the Banks, in each case as independent contracting parties. However, the obligations of the Agent shall be limited to those expressly set forth herein. In no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

Section 8.7 Agent and Affiliates.

The Agent shall have the same rights and powers hereunder in its individual capacity as any other Bank, and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from and generally engage in any kind of business with the Borrower as fully as if the Agent were not the Agent hereunder.

Section 8.8 Credit Investigation.

Each Bank acknowledges that it has made its own independent credit decision and investigation and taken such care on its own behalf as would have been the case had its Commitment been granted and the Advances made directly by such Bank to the Borrower without the intervention of the Agent or any other Bank. Each Bank agrees and acknowledges that the Agent makes no representations or warranties about the creditworthiness of the Borrower or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith.

Section 8.9 Resignation.

The Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and the Banks. In the event of any resignation of the Agent, the Required Banks shall as promptly as practicable appoint a Bank as a successor Agent; provided, however, that so long as no Default or Event of Default has occurred and is continuing at such time, no such successor Agent may be appointed without the prior written consent of the Borrower. If no such successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the resigning Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Banks, appoint a Bank as a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request and the resigning Agent shall be discharged from its duties and obligations under this Agreement. After any resignation pursuant to this Section, the provisions of this Section shall inure to the benefit of the retiring Agent as to any actions taken or omitted to be taken by it while it was an Agent hereunder.

Section 8.10 Assignments.

(a) Any Bank may, at any time, assign a portion of its Notes and Commitment to an Eligible Lender (an “Applicant”) on any date (the “Adjustment Date”) selected by such Bank, subject to the terms and provisions of this Section 8.10. The aggregate principal amount of the Note and Commitment so assigned in any assignment shall be not less than $5,000,000, and the assigning Bank shall retain at least $5,000,000 of such Note and Commitment for its own account; provided, however, that the foregoing restriction shall not apply to a Bank assigning its entire Note and Commitment to the Applicant. Any Bank proposing an assignment hereunder shall give notice of such assignment to the Agent and the Borrower at least ten Business Days prior to such assignment (unless the Agent consents to a shorter period of time). Such notice shall specify the identity of such Applicant and the Percentage which it proposes that such Applicant acquire (which Percentage shall be the same for the Commitment and the Note held by the assigning Bank). Any assignment hereunder may be made only with the prior written consent of the Agent and the Borrower; provided, however, that (i) in no event shall such consent be unreasonably withheld, and (ii) the consent of the Borrower shall not be required if a Default or Event of Default has occurred and is continuing at the time of such assignment.

(b) Subject to the prior written consent of the Agent and the Borrower (if applicable), to confirm the status of an Applicant as a party to this Agreement and to evidence the assignment of the applicable portion of the assigning Bank’s Commitment and Notes in accordance herewith:

(i)	the Borrower, such Bank, such Applicant, and the Agent shall, on or before the Adjustment Date, execute and deliver to the Agent an Assignment Certificate (provided that, if a Default or Event of Default has occurred and is continuing on the applicable Adjustment Date, the assignment will be effective whether the Borrower signs it or not), in substantially the form of Exhibit E (an “Assignment Certificate”); and

(ii)	the Borrower will, at its own expense and in exchange for the assigning Bank’s Note, execute and deliver to the assigning Bank a new Note, payable to the order of the Applicant in an amount corresponding to the applicable interest in the assigning Bank’s rights and obligations acquired by such Applicant pursuant to such assignment, and, if the assigning Bank has retained interests in such rights and obligations, a new Note, payable to the order of that Bank in an amount corresponding to such retained interests. Such new Notes shall be in an aggregate principal amount equal to the principal amount of the Note to be replaced by such new Notes (or, if less, the Commitment Amount of the assigning Bank prior to giving effect to such assignment, unless such assignment is made after the Commitment Termination Date, in which case the aggregate principal amount of the new Notes shall equal the outstanding principal balance of the Note to be replaced by such new Notes), shall be dated the effective date of such assignment and shall otherwise be in the form of the Note to be replaced thereby. Such new Notes shall be issued in substitution for, but not in satisfaction or payment of, the Note being replaced thereby; and

Upon the execution and delivery of such Assignment Certificate and such Notes, (a) this Agreement shall deemed to be amended to the extent, and only to the extent, necessary to reflect the addition of such Additional Bank and the resulting adjustment of Percentages arising therefrom, (b) the assigning Bank shall be relieved of all obligations hereunder to the extent of the reduction of all obligations hereunder and to the extent of the reduction of such Bank’s Percentage, and (c) the Additional Bank shall become a party hereto and shall be entitled to all rights, benefits and privileges accorded to a Bank herein and in each other document or instrument executed pursuant hereto and subject to all obligations of a Bank hereunder, including the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Required Banks or all Banks, and the obligations to make Advances hereunder.

(c) In order to facilitate the addition of Additional Banks hereto, the Borrower shall (subject to the written agreement of any prospective Additional Bank to be subject to the confidentiality provisions of Section 8.13) provide all reasonable assistance requested by each Bank and the Agent relating thereto, which shall not require undue effort or expense on the part of the Borrower, including, without limitation, the furnishing of such written materials and financial information regarding the Borrower as any Bank or the Agent may reasonably request, and the participation by officers of the Borrower in a meeting or teleconference call with any Applicant upon the reasonable request upon reasonable notice of any Bank or the Agent.

(d) Without limiting any other provision hereof:

(i)	each Bank shall have the right at any time upon written notice to the Borrower and the Agent (but without requiring the consent of the Borrower or the Agent) to sell, assign, transfer, or negotiate all or any part of its Commitment, Advances, Notes, and other rights and obligations under this Agreement and the Loan Documents to one or more Affiliates of such Bank, provided that, unless consented to by the Borrower and the Agent (which consent shall not be unreasonably withheld), no such sale, assignment, transfer or negotiation of Commitment shall relieve the transferring Bank from its obligations (to the extent such Affiliate does not fulfill its obligations) hereunder; and

(ii)	each Bank shall have the right at any time upon written notice to the Borrower and the Agent (but without requiring the consent of the Borrower or the Agent) to sell, assign, transfer, or negotiate all or any part of its Commitment, Advances, Notes, and other rights and obligations under this Agreement and the Loan Documents to one or more Banks, and any such sale, assignment, transfer or negotiation shall relieve the transferring Bank from its obligations hereunder to the extent of the obligations so transferred (except, in any event, to the extent that the Borrower, any other Bank or the Agent has rights against such transferring Bank as a result of any default by such transferring Bank under this Agreement);

provided, however, that any partial sale, assignment, transfer or negotiation pursuant to this Section shall be pro rata as to all of the Commitment, Note and Advances transferred.

(e) Simultaneous with any assignment under this Section, the Bank making such assignment shall pay the Agent a transfer fee in the amount of $3,500.

(f) Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Bank would otherwise be obligated to make to the applicable Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Bank shall be obligated to make such Advance pursuant to the terms hereof, (iii) such Granting Bank’s other obligations under this Agreement shall remain unchanged, (iv) such Granting Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (v) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Granting Bank in connection with such Granting Bank’s rights and obligations under this Agreement (including any rights and obligations assigned to such SPC). The making of an Advance by an SPC hereunder shall be deemed to utilize the Commitment of the applicable Granting Bank to the same extent, and as if, such Advance were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the applicable Granting Bank). All notices hereunder to any Granting Bank or the related SPC, and all payments in respect of the Obligations due to such Granting Bank or the related SPC, shall be made to such Granting Bank. In addition, each Granting Bank shall vote as a Bank hereunder without giving effect to any assignment under this paragraph (f), and no SPC shall have any vote as a Bank under this Agreement for any purpose. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.10, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Agent and without paying any transfer fee therefor, assign all or a portion of its interests in its right to repayment of any Advances to its Granting Bank or to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to fund the Advances made by such SPC or to support the securities (if any) issued by such SPC to fund such Advances and (ii) disclose on a confidential basis, to the extent such disclosure would be permitted under Section 8.13 as if such SPC were a Bank, any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. No amendment to this paragraph (f) that affects the rights of an SPC that has made an advance hereunder shall be effective without the consent of such SPC.

(g) Notwithstanding any other provision of this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement and that Bank’s Note in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 8.11 Participations

Each Bank may grant participations in a portion of its Notes, Letter of Credit participations and Commitments to any Eligible Lender, upon prior written notice to the Agent but without the consent of the Agent or the Borrower, but only so long as the principal amount of the participation so granted is no less than $5,000,000 (or, if the participant is a Participating Affiliate, no less than $1,000,000). No holder of any such participation, other than an Affiliate of such Bank, shall be entitled to require such Bank to take or omit to take any action hereunder, except that such Bank may agree with such participant that such Bank will not, without such participant’s consent, agree to any action described in paragraph (a) of Section 9.2. No Bank shall, as between the Borrower and such Bank, be relieved of any of its obligations hereunder as a result of any such granting of a participation. The Borrower hereby acknowledges and agrees that any participant described in this Section will, for purposes of Sections 2.16, 2.17 and 2.18 only, be considered to be a Bank hereunder (provided that such participant shall not be entitled to receive any more than the Bank selling such participation would have received had such sale not taken place).

Section 8.12 Limitation on Assignments and Participations.

Except as set forth in Sections 8.10 and 8.11, no Bank may assign any of its rights or obligations under, or grant any participation in, any Loan Document or Commitment.

Section 8.13 Disclosure of Information.

The Agent and the Banks shall keep confidential (and cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Borrower and its Subsidiaries to the Agent or the Banks (the “Disclosed Information”). Notwithstanding the foregoing, the Agent and each Bank may disclose Disclosed Information (i) to the Agent or any other Bank; (ii) to any Affiliate of any Bank in connection with the transactions contemplated hereby, provided that such Affiliate has been informed of the confidential nature of such information; (iii) to legal counsel, accountants and other professional advisors to the Agent or such Bank; (iv) to any regulatory body having jurisdiction over any Bank or the Agent; (v) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (vi) to the extent such Disclosed Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Agent or such Bank on a non-confidential basis from a source other than the Borrower or a Subsidiary, or (C) was available to the Agent or such Bank on a non-

confidential basis prior to its disclosure to the Agent or such Bank by the Borrower or a Subsidiary; (vii) to the extent the Borrower or such Subsidiary shall have consented to such disclosure in writing; (viii) to the extent reasonably deemed necessary by the Agent or any Bank in the enforcement of the remedies of the Agent and the Banks provided under the Loan Documents; or (ix) in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Agent and the Banks under this Section 8.13.

Notwithstanding anything herein to the contrary, information subject to this Section 8.13 shall not include, and the Agent and each Bank may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Notes, Letters of Credit and transactions contemplated hereby. The Borrower and its Subsidiaries may also disclose without limitation the “tax treatment” and “tax structure” of the transactions contemplated hereby.

Section 8.14 Titles.

The Persons identified on the title page as “Syndication Agent” and “Co-Lead Arrangers” shall have no right, power, obligation or liability under this Agreement or any other Loan Document on account of such identification other than those applicable to such Persons in their capacity (if any) as Banks. Each Bank acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.

Section 8.15 Agent not Offering Bonds.

Each Bank acknowledges that neither the Agent’s taking possession of the Bonds, nor its exercise of remedies with respect to the Bonds and subsequent distribution of proceeds thereunder, constitutes or will constitute an offer of any security, a solicitation of an offer to buy any security, or a placement of any security.

ARTICLE IX

Miscellaneous

Section 9.1 No Waiver; Cumulative Remedies.

No failure or delay on the part of the Banks in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any Bank’s acceptance of payments while any Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2 Amendments, Etc.

No amendment or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent with the consent or at the request of the Required Banks), and any such waiver shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing:

(a) No such amendment or waiver shall be effective to do any of the following unless signed by each of the Banks (or by the Agent with the consent or at the request of each of the Banks):

(i)	Increase the Commitment Amount of any Bank or extend the Commitment Termination Date.

(ii)	Permit the Borrower to assign its rights under this Agreement.

(iii)	Amend this Section, the definition of “Required Banks” in Section 1.1, or any provision herein providing for consent or other action by all Banks.

(iv)	Forgive any indebtedness of the Borrower arising under this Agreement or the Notes, or reduce the rate of interest or any fees charged under this Agreement or the Notes.

(v)	Postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, facility fees or other material amounts due to the Banks (or any of them) hereunder or under any other Loan Document.

(vi)	Release the Agent’s security interest in any Bonds or other collateral granted under the Pledge Agreement or amend any terms of any Bonds or, except pursuant to the terms hereof, release any collateral in the Cash Collateral Account.

(b) No amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any other Loan Document unless in writing and signed by the Agent.

(c) No amendment, modification or (except as provided elsewhere herein) termination of this Agreement or waiver of any rights of the Borrower or obligations of any Bank or the Agent hereunder shall be effective unless the Borrower shall have consented thereto in writing.

No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.3 Notice.

Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, (iii) sent by Federal Express or similar expedited delivery service, or (iv) transmitted by telecopy, in each case addressed or transmitted by telecopy to the party to whom notice is being given at its address or telecopier number (as the case may be) as set forth in Exhibit A or in any applicable Assignment Certificate; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) five business days after the date of posting, if delivered by mail, (iii) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (iv) the date of transmission if delivered by telecopy, except that notices or requests to the Banks pursuant to any of the provisions of Article II shall not be effective as to any Bank until received by that Bank.

Section 9.4 Costs and Expenses.

The Borrower agrees to pay on demand (i) all costs and expenses incurred by the Agent in connection with the negotiation, preparation, execution, administration or amendment of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, and (ii) all costs and expenses incurred by the Agent or any Bank in connection with the workout or enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder; including, in each case, reasonable fees and out-of-pocket expenses of counsel with respect thereto, whether paid to outside counsel or allocated to the Agent or such Bank by in-house counsel. The Borrower also agrees to pay and reimburse the Agent for all of its out-of-pocket and allocated costs incurred in connection with each audit or examination conducted by the Agent, its employees or agents, which audits and examinations shall be for the sole benefit of the Agent and the Banks.

Section 9.5 Indemnification by Borrower.

The Borrower hereby agrees to indemnify the Agent and the Banks and each officer, director, employee and agent thereof (herein individually each called an “Indemnitee” and collectively called the “Indemnitees”) from and against any and all losses, claims, damages, reasonable expenses (including, without limitation, reasonable attorneys’ fees) and liabilities (all of the foregoing being herein called the “Indemnified Liabilities”) incurred by an Indemnitee in connection with or arising out of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the use of the proceeds of any Advance or Letter of Credit hereunder (including but not limited to any such loss, claim, damage, expense or liability arising out of any claim that any Environmental Law has been breached with respect to any activity or property of the Borrower), except for any portion of such losses, claims, damages, expenses or liabilities incurred solely as a result of the gross negligence or willful misconduct of the applicable Indemnitee. If and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section shall survive any termination of this Agreement. Notwithstanding the foregoing, the Borrower shall not be obligated to indemnify any Indemnitee in respect of any Indemnified Liabilities arising as a result of the Issuing Bank’s failure to pay any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.

Section 9.6 Execution in Counterparts.

This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.

Section 9.7 Binding Effect, Assignment.

The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Banks and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the prior written consent of each of the Banks.

Section 9.8 Governing Law.

The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

Section 9.9 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.10 Consent to Jurisdiction.

Each party irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any other Loan Document may be brought in a court of record in Hennepin County in the State of Minnesota or in the courts of the United States located in such State, (ii) consents to the jurisdiction of each such court in any suit, action or proceeding, (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.11 Waiver of Jury Trial.

THE BORROWER, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

Section 9.12 Prior Agreements.

This Agreement and the other Loan Documents and related documents described herein restate and supersede in their entirety any and all prior agreements and understandings, oral or written, between the Banks and the Borrower relating to the subject matter hereof.

Section 9.13 General Release.

The Borrower hereby absolutely and unconditionally releases and forever discharges each Indemnitee (as defined in Section 9.5) from any and all claims, demands or causes of action (arising from the beginning of time to and including the date of this Agreement) of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, whether such claims, demands and causes of action are matured or unmatured or known or unknown, which the Borrower has had, now has or has made claim to have against any Indemnitee for or by reason of any act, omission, matter, cause or thing arising out of or in any way related to the Prior Credit Agreement or any document executed in connection therewith.

Section 9.14 Recalculation of Covenants Following Accounting Practices Change.

The Borrower shall notify the Agent of any Accounting Practices Change promptly upon becoming aware of the same. Promptly following such notice, the Borrower and the Banks shall negotiate in good faith in order to effect any adjustments to Sections 6.8 and 6.9 necessary to reflect the effects of such Accounting Practices Change.

Section 9.15 Headings.

Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.16 Nonliability of Banks.

The relationship between the Borrower on the one hand and the Banks, the Issuing Bank and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, either Co-Lead Arranger, any Bank nor the Issuing Bank shall have any fiduciary responsibilities to the Borrower. Neither the Agent, either Co-Lead Arranger, any Bank nor the Issuing Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent, either Co-Lead Arranger, any Bank nor the Issuing Bank shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from (i) the gross negligence or willful misconduct of the party from which recovery is sought or (ii) the Issuing Bank’s failure to pay any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Neither the Agent, either Co-Lead Arranger, any Bank nor the Issuing Bank shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NORTHERN STATES POWER COMPANY

By	/s/ Ben G.S. Fowke III

	Its	Vice President and Treasurer

[Signature Page to Northern States Power Company Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as a Bank

By	/s/ Scott D. Bjelde

	Its	Vice President and Senior Banker

By	Christopher A. Cudak

	Its	Senior Vice President

[Signature Page to Northern States Power Company Credit Agreement]

BANK ONE, NA (Main Branch, Chicago)

By	/s/ Jane A. Bek

	Its	Director

[Signature Page to Northern States Power Company Credit Agreement]

THE BANK OF NEW YORK

By	/s/

	Its	Managing Director

[Signature Page to Northern States Power Company Credit Agreement]

KEY BANK NATIONAL ASSOCIATION

By	/s/

	Its	Vice President

[Signature Page to Northern States Power Company Credit Agreement]

UBS AG, Cayman Islands Branch

By	/s/

	Its	Director

By	/s/

	Its	Associate Director

[Signature Page to Northern States Power Company Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI, LTD., Chicago Branch

By	/s/ Patrick McCue

	Its	Vice President & Manager

[Signature Page to Northern States Power Company Credit Agreement]

BARCLAYS BANK PLC

By	/s/ Sydney G. Dennis

	Its	Director

[Signature Page to Northern States Power Company Credit Agreement]

CITICORP, USA

By	/s/ Dhaya Ranganathan

	Its	Vice President

[Signature Page to Northern States Power Company Credit Agreement]

JPMORGAN CHASE BANK

By	/s/ Peter M. Ling

	Its	Managing Director

[Signature Page to Northern States Power Company Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Christine J. Geer

	Its	Corporate Banking Officer

[Signature Page to Northern States Power Company Credit Agreement]

CREDIT SUISSE FIRST BOSTON, Cayman Island Branch

By	/s/ Sarah Wu

	Its	Vice President

By	/s/ David J. Dodd

	Its	Associate

[Signature Page to Northern States Power Company Credit Agreement]

BMO NESBITT BURNS FINANCING, INC.

By	/s/ Thomas H. Peer

	Its	Vice President

[Signature Page to Northern States Power Company Credit Agreement]

GOLDMAN SACHS CREDIT PARTNERS L.P.

By	/s/ Stephen B. King

	Its	Authorized Signatory

[Signature Page to Northern States Power Company Credit Agreement]

BANK OF OKLAHOMA, N.A.

By	Thomas M. Foncannon

	Its	Senior Vice President

[Signature Page to Northern States Power Company Credit Agreement]

EXHIBITS AND SCHEDULES

Exhibit A	Commitment Amounts and Addresses

Exhibit B	Note

Exhibit C	Compliance Certificate

Exhibit D	Opinion of Borrower’s Counsel

Exhibit E	Assignment Certificate

Exhibit F	Borrowing Certificate

Schedule 4.2	Regulatory Consents

Schedule 4.4	Subsidiaries

Schedule 4.7	Litigation

Schedule 4.8	Environmental Matters

Schedule 4.22	Compliance with Laws

Schedule 6.1	Liens

EXHIBIT A

COMMITMENT AMOUNTS AND ADDRESSES

Name	Commitment Amount	Notice Address

Northern States Power Company	N/A	800 Nicollet Mall Minneapolis, Minnesota 55402 Attention: Mary Schell Telecopier: 612-215-5370

Wells Fargo Bank, National Association, as Agent	N/A	MAC N9305-031 Sixth and Marquette Minneapolis, Minnesota 55479 Attention: Scott Bjelde Telecopier: 612-667-2276

Wells Fargo Bank, National Association, as a Bank	$37,400,000	MAC N9305-031 Sixth and Marquette Minneapolis, Minnesota 55479 Attention: Scott Bjelde Telecopier: 612-667-2276

Bank One, N.A. (Main Branch, Chicago)	$37,400,000	One Bank One Plaza, Suite IL1-0363 Chicago, Illinois 60670-0363 Attention: Jane Bek Telecopier: 312-732-5435

Bank of New York	$24,200,000	One Wall Street 19th Floor New York, New York 10286 Attention: Cynthia Howells Telecopier: 212-635-7923

Key Bank National Association	$24,200,000	601 108th Ave. N.E. – 5th Floor Mail Code: WA-31-18-0312 Bellevue, WA 98004 Attention: Kevin Smith Telecopier: (425) 709-4587

UBS AG, Cayman Islands Branch	$24,200,000	677 Washington Boulevard Stamford, CT 06901 Attention: Marie Haddad Telecopier: (203) 719-3888

Bank of Tokyo-Mitsubishi Ltd., Chicago Branch	$17,600,000	601 Carlson Parkway Suite 370 Minnetonka, MN 55503 Attention: Patrick McCue Telecopier: (952) 473-5152

Barclays Bank PLC	$17,600,000	200 Park Avenue – 4th Floor New York, NY 10166 Attention: Sydney Dennis Telecopier: (212) 412-2441

Name	Commitment Amount	Notice Address

Citicorp, USA	$17,600,000	388 Greenwich Street, 21st Floor New York, NY 10013 Attention: Amit Vasani Telecopier: (212) 816-8098

JPMorgan Chase Bank	$17,600,000	270 Park Avenue – 5th Floor New York, NY 10017 Attention: Peter Ling

US Bank National Association	$17,600,000	800 Nicollet Mall Minneapolis, MN 55402 Attention: Christine Geer Telecopier: (612) 303-2265

Credit Suisse First Boston, Cayman Islands Branch	$13,200,000	Eleven Madison Avenue New York, NY 10010 Attention: Sarah Wu Telecopier: (212) 325-8321

BMO Nesbitt Burns Financing, Inc.	$11,000,000	3 Times Square – 28th Floor New York, NY 10036 Attention: Thomas Peer Telecopier: (212) 605-1451

Goldman Sachs Credit Partners, L.P.	$11,000,000	85 Broad Street—6th Floor New York, NY 10004 Attention: Philip F. Green Telecopier: (212) 428-1243

Bank of Oklahoma, N.A	$4,400,000	1625 Broadway—Suite 1570 Denver, CO 80202 Attention: Tom Foncannon Telecopier: (303) 534-9499

EXHIBIT B

PROMISSORY NOTE

$	Minneapolis, Minnesota
, 200

          For value received, Northern States Power Company, a Minnesota corporation (the “Borrower”), promises to pay to the order of                                 (the “Bank”), at such place as the Agent under the Credit Agreement defined below may from time to time designate in writing, the principal sum of                          Dollars ($     ), or, if less, the aggregate unpaid principal amount of all advances made by the Bank to the Borrower pursuant to Section 2.1 of the Credit Agreement dated May 16, 2003 among the Borrower, Wells Fargo Bank, National Association, as Agent (in such capacity, the “Agent”), and various Banks, including the Bank (together with all amendments, modifications and restatements thereof, the “Credit Agreement”), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.

          This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of this Note upon an Event of Default and for the mandatory and voluntary prepayment of this Note.

          The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

          Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

NORTHERN STATES POWER COMPANY

By

Its

EXHIBIT C
COMPLIANCE CERTIFICATE

                        , 20

Wells Fargo Bank, National Association,
      for itself and as Agent under
      the Credit Agreement described below

The Banks, as defined under the Credit
      Agreement described below

Ladies and Gentlemen:

     Reference is made to the Credit Agreement dated as of May 16, 2003, as it may be amended from time to time (the “Credit Agreement”) among Northern States Power Company (the “Borrower”), Wells Fargo Bank, National Association, as Agent, and the Banks, as defined therein. All terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

     This is a Compliance Certificate submitted in connection with the Borrower’s financial statements (the “Statements”) as of                           ,       (the “Effective Date”).

     I hereby certify to you as follows:

(a) I am the [**chief financial officer/treasurer] of the Borrower, and I am familiar with the financial statements and financial affairs of the Borrower.

(b) The Statements have been prepared in accordance with GAAP, **[subject to year-end audit adjustments].

(c) The computations on the Annexes hereto set forth the Borrower’s compliance or non-compliance with the requirements set forth in Sections 6.8 and 6.9 as of the Effective Date:

     I have no knowledge of the occurrence of any Default or Event of Default, except as set forth in the attachments, if any, hereto.

Very truly yours, NORTHERN STATES POWER COMPANY

By:

Its:

ANNEX 1 TO COMPLIANCE CERTIFICATE

Funded Debt to Total Capital (Section 6.9)

1.	Funded Debt

	(a)	Long-term debt (including current maturities)	$

	(b)	Commercial paper & other short term debt	$

	(c)	Letters of credit	$

	(d)	Net liabilities under Swap Contracts	$

	(e)	Capitalized Lease Obligations	$

	(f)	Off-Balance Sheet Liabilities (including Sale and Leaseback Transactions and Synthetic Lease Obligations)	$

	(g)	TOPrS of the Borrower	$

	(h)	Guaranties of indebtedness of others	$

	(i)	Other Funded Debt	$

	(j)	Total Funded Debt (sum of Items (a) through (i))	$

$

2.	Capitalization

	(a)	Common Stock	$

	(b)	Premium on Common Stock	$

	(c)	Retained Earnings	$

	(d)	Stockholder’s Equity (sum of Items (a) through(c))	$

	(e)	Funded Debt (from Item 1(j) above)	$

	(f)	Capitalization (sum of Items (d) and (e))	$

3.	Funded Debt to Total Capital (Ratio of Item 1(j) to Item 2(f)) (not to be greater than 0.60 to 1.0)			to 1.

ANNEX 2 TO COMPLIANCE CERTIFICATE

Interest Coverage Ratio (Section 6.10)

1.	EBIT

	(a)	Consolidated Net Income	$

	(b)	Interest Expense (including TOPrS)	$

	(c)	Income Taxes	$

	(d)	Excluding Non-operating Gains and Losses (net of income tax)	$

	(e)	EBIT (total of (a)+(b)+(c)±(d))	$

$

2.	Interest Expense (including TOPrS)			$

3.	Interest Coverage Ratio (Ratio of Item 1(e) to
	Item 2) (not to be less than 2.75 to 1.0)				to 1.0

EXHIBIT D

OPINION LETTER

[See Attached]

[Opinion of Gary Johnson]

May 16, 2003

To the Persons identified on
Schedule I hereto

Ladies and Gentlemen:

          I am the General Counsel of Northern States Power Company (the “Borrower”) and have represented the Borrower in connection with the execution and delivery by the Borrower of the Credit Agreement dated as of May 16, 2003 (the “Credit Agreement”) by and between the Borrower, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Agent”) and the financial institutions which are party thereto (the “Banks”). This opinion is delivered to you pursuant to Section 3.1(h) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.

     In rendering this opinion, I have examined the articles of incorporation and bylaws of the Borrower and its Subsidiaries, the Loan Documents, and have made such further investigation and examined such further documents as I deemed necessary to render an informed opinion on the matters hereinafter set forth. I have assumed: (a) the genuineness of the signatures on all documents and instruments (other than the signatures of the officers of Borrower), the authenticity of all documents submitted as originals, the conformity to originals of all documents submitted as photostatic or certified copies, and the accuracy and completeness of all corporate records made available to me by the Borrower; (b) that each of the parties (other than the Borrower) to the Loan Documents has the legal capacity, power and authority required for it to enter into the Loan Documents to which it is a party, and to perform its respective obligations thereunder; (c) that all such parties (except with respect to the Borrower) have received any corporate or other authorization required by any applicable charter, by-law, law or regulation; (d) the due execution and delivery of the Loan Documents by each of the parties thereto (other than the Borrower); and (e) that the Loan Documents constitute the legal, valid and binding obligations of the respective parties thereto, other than the Borrower.

     I am qualified to practice law in the State of Minnesota and do not purport to be expert on and express no opinion with respect to any laws other than the laws of the State of Minnesota.

          Based on such examination and investigation, it is my opinion that:

1.	Each of the Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (i) will not permanently preclude the Borrower or such Subsidiary from maintaining any material action in any such domestic jurisdiction even though such action arose in whole or in part during the period of such failure, and (ii) will not result in any other Material Adverse Change.

2.	Each of the Borrower and its Subsidiaries has all requisite corporate power and authority to conduct its business as described in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC and to own its properties. The Borrower has all requisite corporate power and authority to execute, deliver, and perform its obligations under the Loan Documents.

3.	The Loan Documents have been duly and validly executed and delivered by the Borrower and constitute the Borrower’s legal, valid and binding obligations, enforceable in accordance with their respective terms (including in the case of the Notes and the Bonds against claims of usury), except (i) to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles, (ii) to the extent that the indemnification provisions of the Loan Documents may be held to be unenforceable by applicable provisions of securities laws or public policy, (iii) that I express no opinion as to whether the Borrower has any interest in the Bonds and (iv) that I express no opinion as to the perfection or priority of any security interest purported to be created under the Loan Documents.

4.	The Bonds and the Indenture have been duly executed, issued and delivered by the Borrower and, assuming due authentication thereof by the Trustee, will constitute valid and legally binding obligations of the Borrower enforceable against the Borrower (subject to the qualifications expressed in paragraph 3 above with respect to the validity and enforceability of the Loan Documents) against the Borrower in accordance with their terms and entitled to the benefits of the Indenture.

5.	The execution, delivery and performance by the Borrower of the Loan Documents, the Bonds and the Indenture, the borrowings from time to time thereunder and the consummation of the transactions therein contemplated, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Borrower, or any authorization, consent, approval, order, filing, registration or qualification by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than (A) those consents described in Schedule 4.2 to the Credit Agreement, all of which consents have been obtained and remain in full force and effect, (B) those filings required to perfect the security interests created under the Loan Documents and (C) any filings or approvals that may be required under state securities laws, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Articles of Incorporation or Bylaws of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature (other than the Liens created under the Loan Documents and the Indenture) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower, except, in the case of clause (ii) or (iii), any such breach, violation or default which would not, individually or in the aggregate, result in a Material Adverse Change.

6.	To the best of my knowledge, except as set forth in Schedule 4.7 to the Credit Agreement, there are no actions, suits or proceedings pending or overtly threatened against the Borrower or the properties of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to effect a Material Adverse Change.

7.	The Indenture is in proper form, conforming to the laws of the States of Minnesota, North Dakota, and South Dakota, to give and create the Lien which it purports to create and has been and now is duly and properly recorded or filed in all places necessary to effectuate the Lien of the Indenture.

8.	The Borrower has good and valid title to all real and fixed property and leasehold rights described or enumerated in the Indenture (except such properties as have been released from the Lien thereof in accordance with the terms thereof), subject only to: (a) taxes and assessments not yet delinquent; (b) the Lien of the Indenture; (c) as to parts of the Borrower’s property, certain easements, conditions, restrictions, leases, and similar encumbrances which do not affect the Borrower’s use of such property in the usual course of its business, certain minor defects in title which are not material, defects in title to certain properties which are not essential to the Borrower’s business; and mechanics’ lien claims being contested or not of record or for the satisfaction or discharge of which adequate provision has been made by the Borrower pursuant to the Indenture.

9.	The Bonds are secured by and entitled to the benefits of the Indenture equally and ratably, except as to sinking fund provisions, with all other bonds duly issued and outstanding under the Indenture by a valid and direct first mortgage Lien of the Indenture on all of the real and fixed properties, leasehold rights, franchises, and permits now owned by the Borrower, subject only to the items set forth in the preceding paragraph 8 of this opinion.

10.	The Bonds also are secured equally and ratably, except as to sinking fund provisions, with all other bonds duly issued and outstanding under the Indenture by a valid and direct first mortgage lien (subject to permitted liens as defined in the Indenture) on all real and fixed property hereafter acquired by the Borrower in conformity with the terms of the Indenture, except as the United States Bankruptcy Code may affect the validity of the Lien of such Indenture on property acquired after the commencement of a case under such Act, except as to the prior Lien of the Trustee under the Indenture in certain events specified therein, and except as otherwise provided in the Indenture in the case of consolidation, merger, or transfer of all the mortgaged and pledged property as an entirety.

11.	All conditions precedent set forth in the Indenture with respect to the Assignment and Assumption Agreement dated as of August 18, 2000 between the Parent and Borrower have been satisfied.

12.	All covenants and conditions precedent to the authentication and delivery of the Bonds have been complied with.

13.	The Minnesota Public Utilities Commission has issued its order (the “MPUC Order”) authorizing the incurrence by the Borrower of short-term debt so long as the aggregate principal amount of short-term debt outstanding does not exceed 15% of the Borrower’s total capitalization. All obligations in respect of the Notes and the Bonds will constitute short-term indebtedness for purposes of the MPUC Order. The MPUC Order is in full force and effect on the date hereof.

     This opinion is rendered only with respect to the laws and the regulations which are in effect as of the date hereof. I assume no responsibility for updating this opinion to take into account any event, action, interpretation or change of law occurring subsequent to the date hereof that may affect the validity of any of the opinions expressed herein.

     The foregoing opinion is furnished solely for the benefit of the addressees hereof and their successors and assigns, in connection with the Loan Documents and the transactions contemplated thereby, and may not be relied upon by, and copies may not be delivered to, any other person or be used for any other purpose without our prior written consent. I hereby consent to reliance hereon by any future participant or assignee of the Bank’s interests under the Credit Agreement as expressly permitted by Section 8.10 of the Credit Agreement; provided that such Bank has notified such participant or assignee that this opinion speaks only as of the date hereof and to its addressees and that I have no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other development of which I may later become aware.

Very truly yours,

[NSP - Opinion of Jones Day}

May 16, 2003

The Persons identified
on Schedule I hereto

Ladies and Gentlemen:

We have acted as special counsel for Northern States Power Company, a Minnesota corporation (the “Borrower”), in connection with the Credit Agreement dated as of May 16, 2003 (the “Credit Agreement”) by and between the Borrower, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Agent”) and the financial institutions which are party thereto (the “Banks”). This opinion is delivered to you pursuant to Section 3.1(h) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion. We have examined, among other documents, (i) a copy of the Credit Agreement, (ii) the form of Note attached as Exhibit B to the Credit Agreement (the “Note”), (iii) the Supplemental Indenture dated as of May 1, 2003 (the “Supplemental Indenture”), supplementing the First Mortgage Bond Indenture and (iv) the form of Bond set forth in said Supplemental Indenture. The Credit Agreement, the Notes issued thereunder, the Supplemental Indenture and the Bonds are referred to herein collectively as the “Documents”. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Borrower and others and assume compliance on the part of the Borrower and each other party to the Documents with their covenants and agreements contained therein. With respect to the opinion expressed in paragraphs (a) and (b) below, our opinions are limited (x) to our actual knowledge of the specially regulated business activities and properties of the Borrower, based upon review of the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed by the Borrower with the Securities and Exchange Commission, but without any additional investigation or verification on our part and (y) to our review of only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Credit Agreement.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(a)	Assuming that the issuance and sale of the Bonds have been duly authorized and approved by an order of the Minnesota Public Utilities Commission and such order is in full force and effect on the date hereof, no approval, authorization, consent or order of any public board or body under the laws of the United States of America is legally required in connection with the execution, delivery and performance by the Borrower of the Documents.

(b)	Based upon the assumption set forth in paragraph (a) above, the execution and delivery of the Documents by the Borrower and the performance by the Borrower of its obligations thereunder do not violate any present law, or present regulation of any governmental agency or authority, of the United States of America applicable to the Borrower or its property, including without limitation the Public Utility Holding Company Act of 1935, as amended (the “Holding Company Act”).

(c)	The Borrower is not an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(d)	The Borrower is a “public utility” and a “subsidiary company” of a “holding company”, as such terms are defined in the Holding Company Act.

(e)	No registration of the Bonds under the Act, and no qualification of an indenture under the Trust Indenture Act with respect thereto, is required for the offer and sale of the Bonds to the Agent in the manner contemplated by the Credit Agreement.

     The opinions set forth above are subject to the following qualifications:

1.	To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Documents (other than the Borrower) have the power to enter into and perform such documents and to consummate the transactions contemplated thereby and that such documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such parties.

2.	For purposes of our opinions above, we have assumed that (i) the Borrower is a corporation validly existing and in good standing in its jurisdiction of organization, (ii) the Borrower has all requisite power and authority, and has obtained all requisite corporate, shareholder, board, and third party authorizations, consents and approvals, (iii) except to the extent of our opinion in paragraph (a) above, the Borrower has obtained all requisite governmental authorizations, consents and approvals, and made all requisite filings and registrations, necessary to execute, deliver and perform the Documents, (iv) except to the extent of our opinion in paragraph (b) above, the execution, delivery and performance of the Documents by the Borrower will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to the Borrower or its properties, and (v) the Documents to which the Borrower is a party have been duly executed and delivered by it.

3.	We express no opinion herein with respect to any law, rule or regulation as to tax or, except to the extent of our opinion in paragraph (e) above, securities matters or as to any matters relating to ERISA.

The opinions expressed herein are limited to the federal laws of the United States.

We express no opinion as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of each of the addressees or any other person or entity with any state or federal laws or regulations applicable to each of them by reason of their status as or affiliation with a federally insured depository institution. Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

The opinions expressed herein are solely for the benefit of the addressees hereof in connection with the transaction referred to herein and may not be relied on by such addressees for any other purpose or in any manner or for any purpose by any other person or entity; provided, however, that this opinion may be relied upon by any Additional Bank that becomes a Bank pursuant to the terms of the Credit Agreement to the extent that the addressees hereto may rely on it. This opinion speaks only as of the date hereof and to its addressees and that we have no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other development of which we may later become aware.

Very truly yours,

EXHIBIT E

ASSIGNMENT CERTIFICATE

Assigning Bank:

Applicant:

          This Certificate (the “Certificate”) is delivered pursuant to Section 8.10 of the Credit Agreement dated as of May 16, 2003 (together with all amendments, supplements, restatements and other modifications, if any, from time to time made thereto, the “Credit Agreement”), among Northern States Power Company, a Minnesota corporation (the “Borrower”), Wells Fargo Bank, National Association, as lead arranger and administrative agent (the “Agent”), and the various banks now or hereafter parties thereto.

          The Assigning Bank named above wishes to assign a portion of its interest arising under the Credit Agreement to the Applicant named above pursuant to Section 8.10 of the Credit Agreement, and the Applicant wishes to become an Additional Bank pursuant thereto. This Certificate is an Assignment Certificate, as defined in the Credit Agreement, and is executed for purposes of informing the Agent and the Borrower of the transactions contemplate hereby and obtaining the consent of the Agent and the Borrower to the extent required under the Credit Agreement.

          Accordingly, the undersigned hereby agree as follows:

          1. Definitions. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

          2. Allocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Assigning Bank’s interest under the Loan Documents shall be for the account of the Assigning Bank. Any interest, fees and other payments accruing on and after the Effective Date with respect to the interests assigned hereunder shall be for the account of the Applicant. Each of the Assigning Bank and the Applicant agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

          3. Effective Date; Conditions. The date on which the Applicant shall become an Additional Bank (the “Effective Date”) is                    , 200  ; provided, however, that the assignment and assumption described in this Certificate shall not be effective unless, on or before the Effective Date, (i) the Agent has received counterparts of this Certificate duly executed and delivered by the Borrower (unless the Borrower’s consent to the assignment hereunder is not required under Section 8.10 of the Credit Agreement), the Assigning Bank, the Agent and the Applicant, (ii) the Agent has received the transfer fee for the account of the Agent in the amount of $3,500 (or, if the Applicant is an Affiliate of the Assigning Bank, $1,250), and (iii) all other terms and conditions of this Certificate and the Credit Agreement relating to the assignment hereunder have been satisfied.

          4. Applicant’s Interest. Effective as of the Effective Date, (i) the Applicant’s Commitment Amount shall be the amount designated as the “Assigned Commitment Amount” opposite the Applicant’s signature below (and the Applicant shall be deemed to have assumed the Assigning Bank’s Commitment in the amount of such Assigned Commitment Amount), (ii) the principal amount of Advances under Section 2.1 owing to the Applicant shall be the amount designated as the “Assigned Committed Advances” opposite the Applicant’s signature below, and (iii) the Applicant’s Percentage shall be the percentage designated as the “Assigned Percentage” opposite the Applicant’s signature below.

          5. Retained Interest. Effective as of the Effective Date, (i) the Assigning Bank’s Commitment Amount shall be the amount designated as the “Retained Commitment Amount” opposite the Assigning Bank’s signature below (and the Assigning Bank shall be relieved of all of its obligations under the Credit Agreement to the extent of the reduction in its Commitment Amount in accordance herewith), (ii) the principal amount of Advances under Section 2.1 owing to the Assigning Bank shall be the amount designated as the “Retained Committed Advances” opposite the Assigning Bank’s signature below, and (iii) the Assigning Bank’s Percentage shall be the percentage designated as the “Retained Percentage” opposite the Assigning Bank’s signature below.

          6. New Notes. On the Effective Date, the Borrower shall issue and deliver to the Agent in exchange for the Assigning Bank’s Note (i) a Note payable to the order of the Applicant in a face principal amount equal to the Applicant’s “Assigned Commitment Amount” (or, if the Effective Date is after the Commitment Termination Date, the Applicant’s “Assigned Committed Advances”), in substantially the form of Exhibit A to the Credit Agreement, and (ii) a Note payable to the order of the Assigning Bank in the amount of the “Retained Commitment Amount” (or, if the Effective Date is after the Commitment Termination Date, the Assigning Bank’s “Retained Committed Advances”), in substantially the form of Exhibit A to the Credit Agreement. The Agent shall deliver the foregoing Notes to the Applicant and the Assigning Bank promptly after the Effective Date, or (if later) the receipt by the Agent thereof.

          7. Notice Address. The address shown below the Applicant’s signature hereto shall be its notice address for purposes of Section 9.3 of the Credit Agreement, unless and until it shall designate, in accordance with such Section 9.3, another address for such purposes.

          8. Assumption. Upon the Effective Date, the Applicant shall become a party to the Credit Agreement and a Bank thereunder and (i) shall be entitled to all rights, benefits and privileges accorded to a Bank in the Credit Agreement, (ii) shall be subject to all obligations of a Bank thereunder, and (iii) shall be deemed to have specifically ratified and confirmed (and by executing this Certificate the Applicant hereby specifically ratifies and confirms) all of the provisions of the Credit Agreement and the Loan Documents.

          9. Independent Credit Decision. The Applicant (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 4.5 or 5.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment Certificate; (b) acknowledges and agrees that in becoming an Additional Bank and in making any Advance under the Credit Agreement, such actions have been and will be made without recourse to, or representation or warranty by, the Assigning Bank or the Agent; and (c) agrees that it will, independently and without reliance upon the Assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

          10. Withholding Tax. The Applicant (a) represents and warrants to the Agent and the Borrower that under applicable law and treaties no tax will be required to be withheld by the Agent or the Borrower with respect to any payments to be made to the Applicant hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent and the Borrower prior to the time that the Agent or Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of U.S. Internal Revenue Service Form W-8ECI or W-8BEN (or appropriate replacement forms) and agrees to provide new Forms W-8ECI or W-8BEN (or appropriate replacement forms) upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Applicant, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

          11. Further Assurances. The Borrower, the Assigning Bank and the Applicant shall, at any time and from time to time upon the written request of the Agent, execute and deliver such further documents and do such further acts and things as the Agent may reasonably request in order to effect the purpose of this Certificate.

          12. Miscellaneous. This Certificate may be executed in any number of counterparts by the parties hereto, each of which counterparts shall be deemed to be an original and all of which shall together constitute one and the same certificate. Matters relating to this Certificate shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota.

          IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the Effective Date set forth above.

Retained Committed Advances: $	[Assigning Bank]
Retained Commitment Amount:
$
Retained Percentage: %	By Its

Assigned Committed Advances: $	[Applicant]
Assigned Commitment Amount:
$
Assigned Percentage: %	By Its

Notice Address:

Telecopier:

Consent of Agent

The Agent hereby consents to the foregoing Assignment.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By Its

Consent of Borrower

The Borrower hereby consents to the foregoing Assignment.

NORTHERN STATES POWER COMPANY

By
Its

EXHIBIT F

BORROWING CERTIFICATE

, 200

Wells Fargo Bank, National Association,
     for itself and as Agent under the Credit
     Agreement described below
MAC N9305-031
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479

The Banks, as defined under the Credit
     Agreement described below

     Re: $275,000,000 Northern States Power Company Credit Facility

Ladies and Gentlemen:

     Reference is made to the Credit Agreement dated May 16, 2003 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”) among Northern States Power Company (the “Borrower”), Wells Fargo Bank, National Association, as Agent, and Banks that are parties thereto. As used herein, terms defined in the Credit Agreement and not otherwise defined herein have the meanings given them in the Credit Agreement.

     The Borrower has requested [a Borrowing to be made under Section 2.1 of the Credit Agreement ] [a Letter of Credit to be issued under Section 2.7 of the Credit Agreement], as more specifically described on Attachment 1.

     I hereby certify to you that the [Borrowing/Letter of Credit (including the Borrower’s obligation to reimburse the Banks on account of any draw under such Letter of Credit)] requested by the Borrower (i) has been duly authorized by the Borrower’s board of directors pursuant to its resolution dated                    , (ii) has been duly authorized by the Minnesota Public Utilities Commission pursuant to its order dated                 [** alternate for clause (ii): does not and will not require any authorization, consent or approval of the Minnesota Public Utilities Commission], and (iii) does not and will not require any other authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those that have been obtained, copies of which have been delivered to the Agent pursuant to Section 5.1(d).

     I further certify to you that the [Borrowing/Letter of Credit (including the Borrower’s obligation to reimburse the Banks on account of any draw under such Letter of Credit)] requested by the Borrower complies with all applicable requirements of each board resolution and authorization of the Minnesota Public Utilities Commission described above, including but not limited to any applicable limitation on the aggregate amount of debt that the Borrower may have outstanding at any one time.

NORTHERN STATES POWER COMPANY

By
Its

Attachment 1

Terms of Borrowing:

1.	The Business Day of the proposed Borrowing is .

2.	The aggregate amount of the proposed Borrowing is $ .

3.	The proposed Borrowing is to be comprised of $ of Advances to bear interest at the Base Rate and $ of Advances to bear interest at the Eurodollar Rate.

4.	The duration of the Interest Period for Advances that bear interest at the Eurodollar Rate shall be months.

Terms of Letter of Credit:

1.	The proposed date of issuance is .

2.	The stated amount of the Letter of Credit is $ .

3.	The Letter of Credit is to be issued to .

4.	The expiration date of the Letter of Credit is .

SCHEDULE 4.2

CONSENTS

The approvals or authorizations of the following regulatory bodies, depending upon the characterization of the Borrowings under the Agreement, may be required and have each been obtained and are in full force and effect:

Minnesota Public Utilities Commission

SCHEDULE 4.4

SUBSIDIARIES

United Power and Land Company (100%)*
NSP Financing I (100%)*
NSP Financing II (100%)*
NSP Nuclear Corporation (100%)

*Denotes Restricted Subsidiary

SCHEDULE 4.7

LITIGATION

1.     See disclosure regarding legal proceedings of the Borrower under the heading NSP-Minnesota in Item 3 of the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC (the “2002 Form 10-K”) and in Note 13 to the Consolidated Financial Statements contained in the 2002 Form 10-K.

2.     SchlumberSema, Inc. v. Xcel Energy Inc – Under a 1996 Data Services Agreement (DSA), SchlumberSema, Inc. (SLB) provides automated meter reading, distribution automation, and other data services to NSP-Minnesota. In September 2002, NSP-Minnesota issued written notice that SLB had committed events of default under the DSA, including SLB’s nonpayment of approximately $7.4 million for distribution automation assets. In November 2002, SLB demanded arbitration before the American Arbitration Association and asserted various claims against NSP-Minnesota totaling $24 million for NSP’s alleged breach of an expansion contract and a meter purchasing contract. On April 9, 2003, the parties attempted to mediate their dispute. The mediation was unsuccessful. On April 16, 2003 SchlumberSema, Inc. filed a motion in the U.S. Bankruptcy Court in Delaware for an Order that “any claim against SchlumberSema, Inc., arising from the alleged failure to sign the DA Transfer Agreement was cured, released, waived and/or barred by this court’s Order of May 4, 2000 approving the sale of CellNet Data Systems, Inc.’s assets to SLB”. NSP-Minnesota will vigorously oppose this motion.

SCHEDULE 4.8

ENVIRONMENTAL MATTERS

See disclosure regarding environmental contingencies of the Borrower in Note 13 to the Consolidated Financial Statements contained in the 2002 Form 10-K.

SCHEDULE 4.22

COMPLIANCE WITH LAWS

See disclosure regarding legal proceedings of the Borrower under the heading NSP-Minnesota in Item 3 of the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC (the “2002 Form 10-K”) and in Note 13 to the Consolidated Financial Statements contained in the 2002 Form 10-K.

SCHEDULE 6.1

LIENS

None

a